Exhibit 2.1
EXECUTION VERSION

MERGER AGREEMENT
dated as of January 10, 2022
by and among
REDFIN CORPORATION
(“Buyer”),
RUBY MERGER SUB LLC
(“Merger Sub”),
BE HOLDCO, LLC
(“Holdings”),
and
BRETT McGOVERN
(the “Member Representative”)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions	1

ARTICLE II MERGER		20

2.1	Merger	20
2.2	Effective Time	21
2.3	Closing	21
2.4	Certificate of Formation	21
2.5	Managers and Officers	21
2.6	Conversion of Membership Interests	21
2.7	Letters of Transmittal; Closing of Transfer Books	22
2.8	Payments	23
2.9	Purchase Price Adjustment	24
2.1	Withholding	27

ARTICLE III REPRESENTATIONS AND WARRANTIES		27

3.1	Representations and Warranties Regarding Holdings	27
3.2	Representations and Warranties Regarding the Company	29
3.3	Representations and Warranties of Buyer	48
3.4	Representations and Warranties Regarding Merger Sub	50

ARTICLE IV COVENANTS		51

4.1	Pre-Closing Covenants; Ordinary Conduct	51
4.2	Cooperation; Approvals and Filings	54
4.3	Pre-Closing Access; Confidentiality	56
4.4	Employee Matters	56
4.5	Notice of MAE	57
4.6	Loan Loss Reserves	58
4.7	Preservation of Records.	58
4.8	Commercially Reasonable Efforts	58
4.9	No Solicitation	58
4.1	[Reserved.]	58
4.12	Updated Loan Tape	58
4.13	Cooperation with Buyer Financing Matters	58
4.14	Post-Closing Covenants	60
4.15	D&O Indemnification	61
4.16	Preparation of Audited Financial Statements	62
4.17	Member Questionnaire	62

ARTICLE V CERTAIN TAX MATTERS		62

5.1	Tax Treatment	62
5.2	Holdings or Company Partnership Adjustment	62
5.3	Purchase Price Allocation	63
i

5.4	Straddle Periods	63
5.5	Tax Sharing Agreements	64
5.6	Pre-Closing Tax Period Tax Returns	64
5.7	Other Tax Returns	64
5.8	Transfer Taxes	65
5.9	Cooperation	65
5.1	Controversies	65
5.11	Buyer Tax Covenants	66

ARTICLE VI CONDITIONS TO CLOSING		67

6.1	Conditions of All Parties	67
6.2	Conditions of Buyer and Merger Sub	67
6.3	Conditions of Holdings	69
6.4	Frustration of Closing Conditions	70

ARTICLE VII INDEMNIFICATION		70

7.1	Survival	70
7.2	Recovery of the Buyer Indemnitees	71
7.3	Indemnification of the Member Indemnitees	72
7.4	Procedures	72
7.5	Third-Party Claims	73
7.6	Indemnity Holdback	74
7.7	Attorneys’ Fees and Expenses	75
7.8	Other Indemnification Matters	75
7.9	Exclusive Remedy	76
7.1	No Claims	76
7.11	Mitigation	76

ARTICLE VIII TERMINATION		76

8.1	Termination Rights	76
8.2	Effect of Termination	78

ARTICLE IX MISCELLANEOUS		78

9.1	Press Releases and Public Announcements	78
9.2	No Third-Party Beneficiaries	78
9.3	Entire Agreement	78
9.4	Succession and Assignment	78
9.5	Counterparts	79
9.6	Headings	79
9.7	Notices	79
9.8	Governing Law; Jurisdiction and Venue	80
9.9	Amendments and Waivers	81
9.1	Injunctive Relief	81
9.11	Severability	81
9.12	Expenses	81
9.13	Construction	81
9.14	Incorporation of Disclosure Schedule	82
ii

9.15	Schedules	82
9.16	Waiver of Jury Trial	82
9.17	Legal Representation	82
9.18	Member Representative	83

Exhibits
A	Form of Certificate of Merger
B	Form of Letter of Transmittal
C	Form of Restrictive Covenants Agreement
D	Form of Disbursing Agent Agreement
E	Form of Written Consent
F	Form of Escrow Agreement
G	Executive Performance Equity Terms and Conditions

Annex
I	Ownership Schedule
II	Required Approvals and Filings
III	Rollover Stock Adjustments
IV	Purchase Price Allocation Schedule
iii

MERGER AGREEMENT
This Merger Agreement (this “Agreement”) is entered into as of January 10, 2022, by and among REDFIN CORPORATION, a Delaware corporation (“Buyer”), RUBY MERGER SUB LLC, a Delaware limited liability company (“Merger Sub”), BE HOLDCO, LLC, a Delaware limited liability company (“Holdings”), and BRETT McGOVERN (the “Member Representative”). Buyer, Merger Sub, Holdings, and the Member Representative are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”
RECITALS
A.    The Company is a direct, wholly owned Subsidiary of Holdings.
B.    Buyer desires to acquire Holdings through a merger (the “Merger”) of Merger Sub with and into Holdings, in accordance with the terms of this Agreement and the Delaware Limited Liability Company Act (the “DLLCA”). Upon consummation of the Merger, Merger Sub will cease to exist and Holdings will become a direct, wholly owned Subsidiary of Buyer.
C.    As of the date hereof, Holdings delivered to the Buyer (i) the Board Approval and (ii) the Required Member Approval pursuant to the written consent attached as Exhibit E (the “Written Consent”) executed by the Class A Members and Class B Members, voting together, holding more than 50% of the outstanding Class A Units and Class B Units (as those terms are defined in the Holdings LLC Agreement) of Holdings, certified by the chief executive officer of Holdings.
D.    Contemporaneously with execution of this Agreement, (i) Buyer will enter into (A) a share issuance and acquisition agreement (the “Share Issuance and Acquisition Agreement”), (B) a Registration Rights Agreement (the “Registration Rights Agreement”), (C) a Restrictive Covenants Agreement, substantially in the form attached hereto as Exhibit C (the “Restrictive Covenants Agreement”), and (D) a No-Shop Agreement with each Member who has executed the Written Consent, which agreements in clauses (A), (B) and (C) shall be contingent upon, and effective only upon, the Closing, and which agreement in clause (D) shall be effective as of the date hereof, and (ii) each such Member has delivered a Member Questionnaire to Holdings and Buyer.
E.    Promptly after receipt of a Letter of Transmittal, Buyer will enter into a Share Issuance and Acquisition Agreement and a Registration Rights Agreement with each Member named therein who has not previously entered into such agreements with Buyer, which Agreements shall be contingent upon, and effective only upon, the Closing.
Now, therefore, in consideration of the premises and the representations, warranties, and covenants and agreements herein contained, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“2021 Audited Company Financial Statements” has the meaning set forth in Section 4.16.
“Adjustment Escrow Account” has the meaning set forth in Section 2.8(b).
“Affiliate” means, with respect to any Person: (a) any other Person that controls, is controlled by, or is under common control with such Person; or (b) any officer or director of such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that notwithstanding the foregoing, for purposes of clause (a) only, the sole Affiliates of Buyer shall be its wholly-owned Subsidiaries.
“Agency” means FHA, VA, HUD, RD, Fannie Mae and Freddie Mac.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” means the other agreements and certificates contemplated by this Agreement to be entered into or delivered by the Parties, the Members or their respective Subsidiaries or Affiliates in connection with the Contemplated Transactions, including the Escrow Agreement, Disbursing Agent Agreement, Certificate of Merger, Letters of Transmittal, Registration Rights Agreement and the Share Issuance and Acquisition Agreements.
“Applicable Law” means with respect to any Person, any federal, state or local law, statute, code, ordinance, regulation, requirement, rule, consent agreement, interpretive guidance, administrative ruling or Order of any Governmental Entity, including common law, that is binding upon or applicable to such Person.
“Applicable Requirements” means, with respect to a Mortgage Loan, the terms of (i) the Mortgage and Mortgage Note, (ii) all Applicable Law and regulatory requirements, including, without limitation, those pertaining to processing, underwriting, originating, insuring, servicing, purchasing, selling or filing of claims with respect to Mortgage Loans, and (iii) all requirements of or responsibilities and obligations of the Company Group to an applicable warehouse lender, Agency, Investor or Insurer, including all applicable Servicing Agreements and the Agency handbooks and guides.
“Approval” means, as the context requires, any consent, notice, permission or waiver of, or registration, declaration or other action or filing with or exemption by any Person, including any Governmental Entity or Agency.
“Arbitration Agreement” has the meaning set forth in Section 6.2(e).
“Average Rollover Share Price” has the meaning set forth in Section 2.6(b).
“Basket” means One Million Dollars ($1,000,000).
“Board Approval” has the meaning set forth in Section 2.7(a).

“Burdensome Condition” means any obligation, restriction, requirement, limitation, divestiture, condition, remedy, cost, liability or other action imposed by a Governmental Entity (1) that would reasonably be expected to be material (A) with respect to Holdings or the Company Group, to either the assets, liabilities, business or results of operation of such parties taken as a whole (without giving effect to the Contemplated Transactions) or (B) with respect to Buyer or any of its Subsidiaries, to Buyer’s or its Subsidiaries’ respective businesses (without giving effect to the Contemplated Transactions) or (2) that would otherwise adversely impair the reasonably expected benefits of the transaction to Buyer and its Subsidiaries in any material respect, in each case, excluding any action imposed by a Governmental Entity on approved mortgage lending licensees as a matter of ordinary course.
“Business” means the business of Holdings and the Company Group as conducted during the twenty-four (24) months prior to the Closing Date.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.
“Business Protection Agreement” has the meaning set forth in Section 6.2(e).
“Buyer” has the meaning set forth in the preamble.
“Buyer Approvals and Filings” has the meaning set forth in Section 3.3(c)(ii).
“Buyer Claim” has the meaning set forth in Section 7.4(a).
“Buyer Claim Notice” has the meaning set forth in Section 7.4(a).
“Buyer Common Stock” means the common stock of Buyer listed on NASDAQ.
“Buyer Fundamental Representations” has the meaning set forth in Section 6.3(a).
“Buyer Indemnitees” means Buyer, the Surviving Company, the Company Group, each of their respective Affiliates, and their respective directors, officers, employees, agents, equity holders, successors and assigns.
“Buyer Material Adverse Effect” has the meaning set forth in Section 3.3(c)(i).
“Cap” has the meaning set forth in Section 7.2(c).
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136.
“Certificate of Merger” has the meaning set forth in Section 2.2.
“Change of Control Payments” means any obligation of the Company Group with respect to severance, change of control payments, stay bonuses, retention bonuses, success bonuses and other bonuses, employee benefits and similar liabilities with respect to any of the foregoing, in each case that arises as a result of the Contemplated Transactions and is payable at the Effective Time.
“Claim” means a Buyer Claim or a Member Claim, as applicable.
“Claim Notice” means a Buyer Claim Notice or Member Claim Notice, as applicable.
“Class A Member” means a Member holding a Class A Unit (as that term is defined in the Holdings LLC Agreement).
“Class B Member” means a Member holding a Class B Unit (as that term is defined in the Holdings LLC Agreement).
“Closing” has the meaning set forth in Section 2.3(a).
“Closing Date” has the meaning set forth in Section 2.3(a).
“Closing Form 8-K” has the meaning set forth in Section 9.1.
“Closing Payment” means an amount equal to two-thirds (2/3) of the Estimated Merger Consideration.
“Closing Statement” has the meaning set forth in Section 2.9(b).
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor to such statute.
“Company” means Bay Equity LLC, a California limited liability company.
“Company Approvals and Filings” has the meaning set forth in Section 3.2(c)(ii).
“Company Benefit Plan” or “Company Benefit Plans” has the meaning set forth in Section 3.2(r)(i).
“Company Contract” has the meaning set forth in Section 3.2(n)(i).
“Company Data” has the meaning set forth in Section 3.2(t)(ii).
“Company Group” means the Company and its Subsidiaries.
“Company Indebtedness” means, with respect to Holdings or the Company Group, any: (a) obligations for borrowed money; (b) obligations evidenced by bonds, notes, debentures or similar instruments; (c) obligations in respect of capitalized leases (calculated in accordance with GAAP); (d) obligations in respect of banker’s acceptances or letters of credit to the extent drawn; (e) obligations for the deferred purchase price of property or services; (f) obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien on any assets; (g) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (e) above of any other Person; (h) obligations in respect of interest under any Interest Rate Protection Agreement, and in each case with respect to clauses (a) through (h) together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, fees or penalties; and (i) amounts due under settlement agreements pending in respect of any Proceeding. For the avoidance of doubt, “Company Indebtedness” shall not include (i) obligations under operating leases, (ii) undrawn letters of credit, (iii) obligations relating to outstanding checks, (iv) deferred gain relating to a sale leaseback, (v) deferred lease expense, (vi) intercompany indebtedness or guarantees, (vii) amounts included as Transaction Expenses, (viii) deferred Taxes, or (xi) Taxes not reflected on the Most Recent Financial Statements.
“Company Insurance Agreements” has the meaning set forth in Section 3.2(o).
“Company Intellectual Property” has the meaning set forth in Section 3.2(m)(i).
“Company Interests” has the meaning set forth in Section 3.1(d).
“Company IT Systems” means any and all computers, Software, hardware, firmware, middleware, systems, servers, workstations, fixed and mobile computer storage devices, networks, Internet sites, routers, hubs, bridges, switches, data communications lines and other information technology equipment and assets of any kind, and all associated documentation, owned or purported to be owned by the Company Group.
“Company Licensed Intellectual Property” has the meaning set forth in Section 3.2(m)(i).
“Company Loan” means any Marketable Loan, Loan Held for Investment, Pipeline Loan or Serviced Loan.
“Company Loan Schedules” has the meaning set forth in Section 3.2(v)(i).
“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect upon the business, assets, liabilities, financial condition or operating results of the Company Group, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or shall be taken into account in determining whether there has been or reasonably could be expected to result in a “Company Material Adverse Effect”: any event, circumstance, change or effect to the extent attributable to or arising out of: (A) changes in the economy or financial or mortgage banking markets, including prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any market index, generally in the United States or any market as to which the pricing of residential asset-backed securities is tied or linked; (B) national, regional, local or international political or social conditions or unrest (including riots, protests and demonstrations), including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or other nations; (C) changes in or proposed changes in accounting principles (including GAAP) or interpretation or implementation thereof or practices or Applicable Laws applicable to the Company; (D) general regulatory changes in the residential mortgage industry; (E) the execution and delivery of the Agreement or announcement, pendency or completion of the Contemplated Transactions; (F) taking or not taking any action as explicitly required by this Agreement or taking or not taking any action at the written request of, or with the written consent of, Buyer; (G) any force majeure event, including any flood, hurricane, earthquake, tsunami, tornado or other natural disaster, pandemic (including COVID-19), pestilence, public health outbreak or act of God; or (H) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided that, notwithstanding the foregoing, the underlying cause or causes of such failure of the Company Group to meet any internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance may be taken into consideration in determining whether a Company Material Adverse Effect has occurred; provided further that with respect to a matter described in any of the foregoing clauses (A), (B), (C), (D) and (G) such matter shall only be excluded to the extent such matter does not have a materially disproportionate effect on the Company Group relative to other entities operating in the industry in which such the Company Group operates.
“Company Owned Intellectual Property” has the meaning set forth in Section 3.2(m)(i).
“Company Registered Intellectual Property” has the meaning set forth in Section 3.2(m)(i).
“Company Returns” has the meaning set forth in Section 3.2(k)(i).
“Confidentiality Agreement” means the Mutual Nondisclosure Agreement dated as of September 9, 2021, between Buyer and the Company.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, bid or other agreement.
“Current Counsel” has the meaning set forth in Section 9.17.
“Current Representation” has the meaning set forth in Section 9.17.
“COVID-19” means the ongoing SARSCoV-2/COVID-19 pandemic and any variant thereof.
“D&O Tail” has the meaning set forth in Section 4.15(b).
“Dataroom” means the virtual data room, hosted by Microsoft Sharepoint and having the name “Project Ruby Due Diligence” established by the Company in connection with the Contemplated Transactions.

“Deficiency” has the meaning set forth in Section 2.9(f).
“De Minimis Amount” has the meaning set forth in Section 7.2(c).
“Designated Matters” means those matters set forth on Section 1.1(c) of the Disclosure Schedule.
“Disbursing Agent” means CitiBank N.A.
“Disbursing Agent Agreement” means that certain disbursing agent agreement entered into as of the Closing Date by and among Holdings, the Member Representative and the Disbursing Agent, substantially in the form attached hereto as Exhibit D.
“Disclosure Schedule” means the disclosure schedule delivered by Holdings to Buyer on the date hereof. The information shown in the Disclosure Schedule shall refer to the section or subsection of this Agreement to which such information relates, unless it is reasonably apparent on its face that such information should relate to another section or subsection of this Agreement. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement.
“DLLCA” has the meaning set forth in the recitals.
“Effective Time” has the meaning set forth in Section 2.2.
“Employee” has the meaning set forth in Section 3.2(h).
“Employee Benefit Plan” means any: (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement; (b) Employee Welfare Benefit Plan; (c) “employee benefit plan” (as such term is defined in ERISA §3(3)); or (d) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan, or phantom stock plan), retention, vacation pay, cafeteria, fringe benefit, unemployment compensation, bonus, incentive, change in control or severance plan or agreement, employment or consulting agreement, restrictive covenant agreement, or other employee benefit plan, program, policy or arrangements.
“Employee Census” has the meaning set forth in Section 3.2(q)(i).
“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
“Equity Securities” means (a) any and all shares, interests or equivalents in capital stock, equity securities or partnership, membership or other ownership interests (including limited liability company, partnership and joint venture interests, whether voting or nonvoting, and whether common or preferred) of a Person, (b) any security directly or indirectly convertible into or exchangeable or exercisable for any security described in clause (a) hereof or security containing any profit participation features, (c) any stock appreciation rights, phantom stock rights or other similar rights and (d) any warrants, commitments, rights or options, directly or indirectly, to subscribe for or purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“ERISA Affiliate” means each entity that for any relevant period is or was treated as a single employer with the Company or with any other member of the Company Group for purposes of Code §414.
“Escrow Agent” means CitiBank N.A.
“Escrow Agreement” means that certain Escrow Agreement in respect of the Indemnity Holdback Amount and the Purchase Price Adjustment Holdback Amount, to be entered into at Closing, substantially in the form attached hereto as Exhibit F, by and among the Escrow Agent, the Member Representative and Buyer.
“Estimated Merger Consideration” means the sum of (a) the Premium Amount, plus (b) the Estimated Tangible Book Value, minus (c) the estimated Member Paid Transaction Expenses and minus (d) the amount of any Pre-Closing Distribution (solely to the extent not deducted from the Estimated Tangible Book Value).
“Estimated Statement” has the meaning set forth in Section 2.9(a).
“Estimated Tangible Book Value” has the meaning set forth in Section 2.9(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.
“FHA” means the United States Federal Housing Administration, or any successor thereto.
“Filing” means, as the context requires, any notice to, or registration, declaration or filing with, any Person, including any Governmental Entity or Agency.
“Final Merger Consideration” means the sum of (a) the Premium Amount, plus (b) the Final Tangible Book Value, minus (c) the final Member Paid Transaction Expenses.
“Final Tangible Book Value” has the meaning set forth in Section 2.9(b).
“Financial Statements” has the meaning set forth in Section 3.2(f)(i).
“Financing” has the meaning set forth in Section 4.13.

“Fraud” with respect to any Person shall mean that: (a) a representation, warranty, disclosure or other statement by such Person was false when made, (b) such Person had actual knowledge that such representation, warranty, disclosure or statement was false when made, (c) such Person intended another Person to rely on such representation, warranty, disclosure or statement and (d) such other Person actually relied on such misrepresentation.
“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.
“Funds Flow Statement” means a statement listing each payee entitled to receive a portion of the Estimated Merger Consideration and any Transaction Expenses, along with applicable wire instructions for each such payee and invoices for each payee entitled to receive any portion of the Transaction Expenses.
“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, in each case, consistently applied.
“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.
“Governmental Entity” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, Agency, subdivision, court or other tribunal of any of the foregoing.
“Health Plan” has the meaning set forth in Section 3.2(r)(i).
“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.
“Holdings” has the meaning set forth in the preamble.
“Holdings Approvals and Filings” has the meaning set forth in Section 3.1(c)(ii).
“Holdings Fundamental Representations” has the meaning set forth in Section 6.2(a).
“Holdings LLC Agreement” has the meaning set forth in Section 3.1(b).
“Holdings Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have an adverse effect in any material respect on the ability of Holdings to perform its obligations under this Agreement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Indemnified Party” has the meaning set forth in Section 7.4(c).
“Indemnified Taxes” means (i) any Taxes of, or imposed on, Holdings, the Company or any of their Subsidiaries attributable to any Pre-Closing Tax Period, (ii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which Holdings, the Company or any of their Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. law or regulation, (iii) any Taxes of any Person imposed on Holdings, the Company or any of their Subsidiaries as transferee, successor or by Contract which Taxes relate to an event or transaction occurring on or before the Closing Date, and (iv) any Transfer Taxes for which the Members are responsible under Section 5.5; provided that any Taxes attributable to any transaction not contemplated by this Agreement that is engaged in by Buyer, Holdings, the Company or any of their Affiliates occurring outside the ordinary course of business on the Closing Date and after the Closing shall not be considered an Indemnified Tax.
“Indemnifying Party” has the meaning set forth in Section 7.4(c).
“Indemnity Holdback Amount” means an amount equal to the sum of (i) thirteen percent (13%) of the Estimated Merger Consideration, plus (ii) Two Million Dollars ($2,000,000), plus (iii) the Member Representative Amount.
“Indemnity Holdback Escrow Account” means the escrow account in which the Escrow Agent holds the Indemnity Holdback Amount pursuant to the Escrow Agreement.
“Indemnity Holdback Release Date” has the meaning set forth in Section 7.6(a).
“Independent Accounting Firm” means (a) KPMG LLP or (b) if such firm is unwilling to serve as the independent accounting firm, a nationally recognized accounting firm independent of Holdings, the Company Group and Buyer, selected by the mutual agreement of such Persons or as appointed by accounting firms designated by each of such Persons, if such Persons cannot so mutually agree.
“Insurer” means (i) any Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any Mortgage Loan, including without limitation the FHA, the VA, and any private mortgage insurer; and (ii) providers of life, hazard, disability title, or other insurance with respect to any Mortgage Loan or Mortgaged Property.
“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement to which the Company is currently a party. For the avoidance of doubt, Interest Rate Protection Agreement does not include the sale of mortgage backed securities or delivery commitments with Investors.
“Investor” means any of Ginnie Mae, Fannie Mae, Freddie Mac or any public, or private investor who has purchased, or is designated and has agreed to purchase, any Mortgage Loans from the Company or holds beneficial title conveyed or assigned by the Company to any Mortgage Loans.

“Investor Commitment” means the optional or mandatory written commitment of the Company to sell to any Investor, and Investor to purchase from the Company, a Pipeline Loan, a Mortgage Loan or an interest therein owned, to be acquired or in the process of closing by the Company; provided, that when used in the context of, or in reference to, a particular Pipeline Loan or Mortgage Loan or ownership interest therein, “Investor Commitment” means only the applicable commitment(s).
“IP Rights” means all right, title and interest in intellectual property, however protected, created or arising under any Applicable Law, including:  (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patents, patent applications, and invention disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, provisionals, extensions, and reexaminations thereof and patents issuing thereon; (b) all trademarks, service marks, trade dress, logos, trade names, “doing business as” names, corporate names, service names, brand names, social media handles, trade dress rights, trade styles, logos and other source or business identifiers, together with all common law rights and goodwill associated therewith, along with all applications, registrations, renewals and extensions thereof; (c) all copyrightable works, works of authorship, copyrights, mask works, database rights, and design rights, whether or not registered or published, all applications, registrations, recordations and renewals in connection therewith, along with all extensions and renewals thereof; (d) all confidential and proprietary information, including trade secrets, know-how, customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, and all other confidential and proprietary financial, marketing and business data, technical data, specifications, designs, drawings, formulae, algorithms, procedures, techniques, research and development, and methods; (e) Internet domain names and Uniform Resource Locators (“URLs”); (f) Software; and (g) all other intellectual property rights arising from or relating to all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein.
“IRS” means the United States Internal Revenue Service.
“Key Employees” means each of Brett McGovern, Casey McGovern, Sue Melnick, Chad Santandar, Paul Chevez, Matthew Birdseye, Brian Louie, Philip Mikolaj, John Marler, Sharon Echols and Lorraine Coppa.
“Key Member” means each Member (other than the members set forth on Section 1.1(d) of the Disclosure Schedules) that (i) owns more than 0.73% of the Membership Interests at Closing, on a fully diluted basis and (ii) serves, as of the Closing, as an employee, consultant or advisor to the Company Group or Holdings (including any Member that is a trust or other entity whose beneficiary or control person serves, as of the Closing, as an employee, consultant or advisor to the Company Group or Holdings). A list of the Key Members as of the date hereof is set forth on Section 1.1(a) of the Disclosure Schedule.
“Knowledge of Holdings” means the knowledge of Brett McGovern, Casey McGovern, Sue Melnick, Lorraine Coppa and Paul Chevez, in each case after due inquiry.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company Group.
“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company Group holds any Leased Real Property.
“Letter of Transmittal” has the meaning set forth in Section 2.7(a).
“Lien” means any lien, mortgage, deed of trust, pledge, encumbrance, charge, security interest, adverse claim, proxy, preferential arrangement or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other similar encumbrance of any kind, including any conditional sale or other title retention contract, encroachment, community property interest, equitable interest, encroachment, easement, license, servitude, right of way, covenant or zoning restriction, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
“Loan Held for Investment” means any Mortgage Loan or REO either repurchased by the Company Group from an applicable Investor or otherwise purchased from a third party or ineligible for sale to an applicable Investor and held in its investment portfolio.
“Loan Officer” means an Employee duly licensed to originate Mortgage Loans on behalf of the Company Group.
“Losses” means any and all damages, including losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, Taxes, costs and expenses (including documented, reasonable and out-of-pocket attorneys’ fees and disbursements); provided that Losses shall exclude (i) punitive or exemplary damages, except to the extent such damages are paid to a third party in a Third Party Claim and (ii) consequential, special, indirect or similar damages (including, for the purpose of this clause (ii), loss profits, diminution of value, or damages calculated on multiples of earnings) except to the extent such damages are reasonably foreseeable or paid to a third party in a Third Party Claim.
“Marketable Loan” means a Mortgage Loan that is intended to be sold or pooled by the Company Group to or with the applicable Investor.
“Material Contracts” means, collectively, the Leases, the Company Contracts listed in Section 3.2(n) of the Disclosure Schedule, the Contracts with the Investors listed in Section 3.2(y) of the Disclosure Schedule, the Contracts for the Warehouse Credit Facilities listed in Section 3.2(z) of the Disclosure Schedule, and the Company Insurance Agreements.
“Maximum Share Price” has the meaning set forth in Section 2.6(b).
“Member Claim” has the meaning set forth in Section 7.4(b).
“Member Claim Notice” has the meaning set forth in Section 7.4(b).

“Member Group” has the meaning set forth in Section 9.17.
“Member Indemnitees” means the Members, the Member Representative, each of their respective Affiliates, and their respective directors, officers, employees, agents, successors and assigns.
“Member Paid Transaction Expenses” means an amount equal to the sum of (i) fifty percent (50%) of the aggregate Transaction Expenses set forth in clauses (a), (b) and (e) of the definition of “Transaction Expenses” plus (ii) one hundred percent (100%) of the Transaction Expenses set forth in clauses (c) and (d) of the definition of “Transaction Expenses.”
“Member Representative” has the meaning set forth in the preamble.
“Member Representative Expenses” has the meaning set forth in Section 9.18(b).
“Member Representative Amount” has the meaning set forth in Section 9.18(b).
“Members” or “Member” means the holders of the Membership Interests.
“Membership Interests” means all of the issued and outstanding membership interests of Holdings, including the Class A Units, Class B Units and the Class D Units (as those terms are defined in the Holdings LLC Agreement).
“Membership Questionnaire” has the meaning set forth in Section 4.17.
“Merger” has the meaning set forth in the recitals.
“Merger Sub” has the meaning set forth in the preamble.
“Merger Sub Approvals and Filings” has the meaning set forth in Section 3.4(c)(ii).
“Merger Sub Material Adverse Effect” has the meaning set forth in Section 3.4(c)(i).
“Merger Sub Membership Interests” has the meaning set forth in Section 2.6(c).
“Minimum Share Price” has the meaning set forth in Section 2.6(b).
“Modified Closing Payment” has the meaning set forth in Section 2.8(a).
“Mortgage” means the mortgages, deeds of trust, security deeds and other instruments creating a Lien on real property with respect to the Mortgage Loans.
“Mortgage Loan” means any residential mortgage loan that is evidencing the indebtedness of the Mortgagor under a Mortgage Note and any home equity conversion loan, construction loan, co-op loan or other mortgage loan product.
“Mortgage Note” means a written obligation to pay a sum of money at a stated interest rate, which rate may be fixed or adjustable during the term of obligation, executed by a Mortgagor and secured by a Mortgage.

“Mortgaged Property” means the real property and all improvements thereon securing a Mortgage Loan.
“Mortgagor” means the obligor(s) on a Mortgage Note.
“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
“Most Recent Financial Statements” has the meaning set forth in Section 3.2(f)(i).
“Most Recent Fiscal Month End” has the meaning set forth in Section 3.2(f)(i).
“Most Recent Fiscal Year End” has the meaning set forth in Section 3.2(f)(i).
“MSR Valuation Firm” means Phoenix Capital.
“NASDAQ” means the National Association of Securities Dealers Automated Quotation stock exchange.
“Negative Adjustment Amount” has the meaning set forth in Section 2.9(e).
“Notified Party” has the meaning set forth in Section 5.10(a).
“Objections Statement” has the meaning set forth in Section 2.9(b).
“Offer Letter” has the meaning set forth in Section 6.2(e).
“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (iii) any Reciprocal License or any other similar licensing or distribution models or terms, in each case whether or not source code is available or included in such license.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator.
“Ordinary Course of Business” means the ordinary course of business of the Company Group, taken as a whole, consistent with the Company Group’s customs and practices, taking into account the Company’s responses to COVID-19, for the twenty-four (24) months immediately prior to the Closing Date.

“Organizational Documents” means: (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Applicable Law; and (c) any amendment or modification to any of the foregoing.
“Outside Date” has the meaning set forth in Section 8.1(e).
“Ownership Schedule” means the Schedule attached here as Annex I, which also includes an illustrative example of the distribution waterfall for payment of the Merger Consideration as of the date hereof, without giving effect to any Pre-Closing Distribution.
“Parties” or “Party” has the meaning set forth in the preamble.
“Permit” means any license, franchise, permit, certificate, approval, variance, waiver, certificate of occupancy, Order or other similar authorization issued by any Governmental Entity or Agency.
“Permitted Lien” means: any (a) Liens for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Closing Statement; (b) Liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record; (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Entity, none of which materially interfere with the conduct of the Business, (e) Liens on assets financed under Warehouse Credit Facilities, (f) non-exclusive licenses of IP Rights and (g) the Liens set forth on Section 1.1(b) of the Disclosure Schedule.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Entity.
“Personal Data” means any personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number) and any special categories of personal information regulated under the Privacy Laws or covered thereby.
“Pipeline Loan” means any application in process for a Mortgage Loan whether or not registered and designated as price protected on the Company Group’s residential mortgage loan origination system and which have not closed or funded as of the Closing Date.
“Pipeline Requirements” means and includes, as of the time of reference, (i) all contractual obligations of the Company Group with respect to the Company Group’s origination of Pipeline Loans, (ii) all applicable guidelines of the Company Group for the stage of processing of the Pipeline Loans, (iii) and all Applicable Requirements.
“Positive Adjustment Amount” has the meaning set forth in Section 2.9(e).

“Post-Closing Representation” has the meaning set forth in Section 9.17.
“Post-Closing Straddle Period” has the meaning set forth in Section 5.4.
“Pre-Closing Distribution” has the meaning set forth in Section 4.1(t).
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Pre-Closing Reserves” means the Reserves of the Company as of the month-end immediately prior to the Closing Date.
“Pre-Closing Straddle Period” has the meaning set forth in Section 5.4.
“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Premium Amount” means Seventy-Two Million Five Hundred Thousand Dollars ($72,500,000.00).
“Previously Disposed of Mortgage Loans” means all Mortgage Loans or mortgage servicing rights that, as at any time as of or prior to Closing, the Company Group owned and subsequently sold, transferred, securitized, conveyed or assigned.
“Prior Six Months Loan Volume” has the meaning set forth in Section 6.2(e).
“Privacy and Security Policies” has the meaning set forth in Section 3.2(aa)(i).
“Privacy Laws” has the meaning set forth in Section 3.2(aa)(i).
“Privacy Statement” has the meaning set forth in Section 3.2(aa)(i).
“Proceeding” means any action, audit, lawsuit, litigation, investigation, subpoena, civil investigative demand, or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Entity or arbitrator.
“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.
“Purchase Price” means the sum of (a) the Premium Amount and (b) the Final Tangible Book Value.
“Purchase Price Adjustment Holdback Amount” means Two Million Dollars ($2,000,000).
“RD” means Rural Development, an agency of the United States Department of Agriculture and any successor thereto and including the Farmers Home Administration, as the predecessor in interest to Rural Development.
“Reallocated Stock” has the meaning set forth in Section 2.6(a).

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).
“Recourse” means any arrangement pursuant to which the Company Group bears the risk to an Investor of any part of the ultimate credit losses incurred in connection with a default under or foreclosure of a Mortgage Loan (other than a Loan Held for Investment).
“Registration Rights Agreement” has the meaning set forth in the recitals.
“Reminder Notice” has the meaning set forth in Section 2.9(b).
“REO” means any property owned by the Company Group acquired in the conduct of its mortgage servicing business as a result of foreclosure, deed-in-lieu or short sale pertaining to any Mortgage Loan (whether for its own account or on behalf of an Investor or Insurer).
“Reorganization” has the meaning set forth in Section 3.2(bb).
“Representatives” means, with respect to any Person, the directors, officers, employees, agents and advisors of such Person and its Affiliates.
“Repurchase Obligations” has the meaning set forth in Section 3.2(v)(vi).
“Required Approvals and Filings” means the Approvals or Filings that are required in order for the Company Group to operate the Business after the Closing Date or to allow the Parties to consummate the Contemplated Transactions, and that are set forth on Annex II hereto.
“Required Loan Data” means the following data points: (1) the loan number of the Mortgage Loan, (2) the unpaid principal balance of the Mortgage Loan, (3) the last installment paid date for the Mortgage Loan, (4) the monthly principal and interest payment for the Mortgage Loan, (5) the interest rate of the Mortgage Loan, (6) the state in which the Mortgaged Property for the Mortgage Loan is located, (7) whether such Mortgage Loan is delinquent (defined as more than 60 days past due), and (8) whether such Mortgage Loan is in bankruptcy, in foreclosure or in litigation.
“Required Member Approval” has the meaning set forth in Section 3.1(f).
“Reserves” has the meaning set forth in Section 4.6.
“Restrictive Covenants Agreement” has the meaning set forth in the Recitals.

“Retained Amount” has the meaning set forth in Section 7.6(a).
“Rollover Stock” means the shares of Buyer Common Stock issuable to the Members as contemplated in Section 2.6, subject to the provisions set forth in this Agreement, the Registration Rights Agreement and the Share Issuance and Acquisition Agreements.
“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Securitization Transaction” means any transaction, however named, involving the Company Group and any one or more purchasers and/or investors (other than an Agency) which provides for the monetization of a discrete pool or pools of (i) Mortgage Loans and/or Mortgage Notes or (ii) collateral certificates through debt securities or ownership interests issued by a securitization issuer or securitization entity supported or backed by Mortgage Loans and/or Mortgage Notes or collateral certificates that have been transferred to a securitization issuer by the Company Group.
“Serviced Loan” means any Mortgage Loan with respect to which the Company Group owns the applicable servicing rights pursuant to a Servicing Agreement.
“Servicing” means the responsibilities with respect to servicing of Mortgage Loans under Applicable Law, whether performed as a servicer, subservicer or interim servicer.
“Servicing Agreement” means any Contract pursuant to which the Company Group is obligated to service any Mortgage Loan on behalf of an Agency or Investor.
“Share Issuance and Acquisition Agreements” has the meaning set forth in the Recitals.
“Signing Form 8-K” shall have the meaning set forth in Section 9.1.
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form; and (ii) all documentation, including user manuals and other training documentation related to any of the foregoing, in each case used in the Business.
“Specified Courts” has the meaning set forth in Section 9.8(b).
“Straddle Period” has the meaning set forth in Section 5.4.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation).
“Subsidiary Interests” has the meaning set forth in Section 3.2(b)(ii).
“Surviving Company” has the meaning set forth in Section 2.1.
“Surviving Company Membership Interest” has the meaning set forth in Section 2.6(c).
“Tangible Book Value” means, with respect to any corporation, limited liability company, partnership, association, or other entity, (a) the total consolidated assets of such entity (excluding any deferred Tax assets), minus (b) any intangible assets (such as goodwill), minus (c) the total liabilities of such entity (excluding (1) any Transaction Expenses and (2) deferred Tax liabilities). The Parties agree that, in connection with the calculation of Tangible Book Value, (i) Tangible Book Value shall be otherwise calculated as if the Contemplated Transactions had not occurred and (ii) Tangible Book Value shall be calculated in accordance with the methodologies utilized in preparing the Company Group’s audited financial statements for the Most Recent Fiscal Year End.
“Tapes” has the meaning set forth in Section 3.2(v)(i).
“Tax” or “Taxes” means any (a) federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, gain, use, municipal, ad valorem, goods and services, transfer, registration, value added, escheat, unclaimed property, alternative or add-on minimum, estimated, or other tax of any kind whatsoever and (b) any deficiency assessments, interest, penalty, fine or addition in respect of any item described in clause (a) (and any interest in respect of such deficiency assessments, additions to tax, penalties and fines), whether disputed or not.
“Tax Matter” has the meaning set forth in Section 5.10(a).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any claim for refund or amendment thereof.
“Tax Sharing Agreement” has the meaning set forth in Section 3.2(k)(iv).
“Third-Party Claim” has the meaning set forth in Section 7.5(a).
“Trading Day” means any day during the course of which NASDAQ is open for the exchange of securities.
“Transaction Approvals and Filings” means, collectively, the Company Approvals and Filings, Holdings Approvals and Filings, Buyer Approvals and Filings, and Merger Sub Approvals

and Filings (regardless of whether or not such Approvals and Filings constitute “Required Approvals and Filings” within the meaning of this Agreement).
“Transaction Expenses” means (a) the premium amount for the D&O Tail, (b) the fees payable in connection with the Disbursing Agent Agreement, (c) any fees payable in connection with the Escrow Agreement, (d) all legal, accounting, tax, financial advisory, and other professional or transaction-related costs, fees and expenses incurred by Holdings or the Company Group (and outstanding as of the Closing Date) in connection with this Agreement or in investigating, pursuing or completing the Contemplated Transactions (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers) and (e) all fees, costs and expenses related to the preparation and filing of all state and federal agency “change of control” Approvals and Filings in connection with the Contemplated Transactions.
“Transfer Taxes” has the meaning set forth in Section 5.8.
“Transferred Employee” has the meaning set forth in Section 4.4(a).
“Undisclosed Repurchase Obligations” means any demand made to the Company Group or Buyer following the Closing Date that requests an indemnity or make whole payment in respect of a Previously Disposed of Mortgage Loan or to repurchase a Previously Disposed of Mortgage Loan out of an Investor’s portfolio, other than the Repurchase Obligations set forth on Section 3.2(v)(vi) of the Disclosure Schedule.
“Updated Tape” has the meaning set forth in Section 4.12.
“VA” means the United States Department of Veterans’ Affairs or any successor thereto.
“Waiving Parties” has the meaning set forth in Section 9.17.
“Warehouse Credit Facility” means a revolving line of credit with a warehouse lender pursuant to which Company Group funds Mortgage Loans.
“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act and any and all comparable state, local and other Applicable Laws.
“Written Consent” has the meaning set forth in the Recitals.
ARTICLE II
MERGER
2.1    Merger. In accordance with the terms and upon the conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, at the Effective Time, Merger Sub shall be merged with and into Holdings, the separate existence of Merger Sub shall cease, and Holdings shall continue as the surviving company in the Merger (the “Surviving Company”). As a result of the Merger, all of the respective outstanding membership interests of Holdings and Merger Sub will be converted or cancelled in the manner provided in this Agreement and in the applicable provisions of the DLLCA.

2.2    Effective Time. At the Closing, the Parties hereto will cause a certificate of merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), to be duly prepared, executed and delivered to the Secretary of State of the State of Delaware for filing, in accordance with the DLLCA. The Certificate of Merger shall specify that the Merger will become effective as of a designated time on the Closing Date (the “Effective Time”).
2.3    Closing.
(a)    The closing of the Merger (the “Closing”) shall be deemed to take place remotely via electronic exchange of documents and signatures, on the Business Day that is the last day of the month following the date on which the conditions to the obligations of Parties set forth in Article VI below have been satisfied or waived (excluding any conditions that are, by their nature, intended to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date as may be mutually agreed upon by the Parties (such date, the “Closing Date”). All Contemplated Transactions to occur on and as of the Closing Date shall be deemed to have occurred simultaneously at the Effective Time.
2.4    Certificate of Formation. From and after the Effective Time, the certificate of formation of Holdings, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company, except that the name of Holdings shall be changed to “BE Holdco LLC.”
2.5    Managers and Officers. From and after the Effective Time, (a) the managers of Holdings will be deemed to have resigned, and the Surviving Company will be member-managed by Buyer in accordance with the provisions of the Surviving Company’s limited liability company agreement and (b) the officers of Merger Sub, if any, will be deemed to have resigned, and the officers of Holdings immediately prior to the Effective Time shall be the officers of the Surviving Company at the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal, or death.
2.6    Conversion of Membership Interests.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the party of any Party, each Membership Interest issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the applicable portion set forth in the Ownership Schedule of (i) the Modified Closing Payment and the Rollover Stock, and (ii) (A) the Positive Adjustment Amount, if any, (B) the Purchase Price Adjustment Holdback Amount (or any remaining portion thereof), if any, and (C) the Indemnity Holdback Amount (or any remaining portion thereof), if any, as and when such amounts become due in accordance with this Agreement. Notwithstanding the foregoing, (x) any Member who fails to deliver a Member Questionnaire certifying that such Member is an Accredited Investor on or prior to the delivery date set forth in Section 4.17, shall receive all of the Estimated Merger Consideration payable to such Member in cash and such Member shall not be entitled to receive any portion of the Rollover Stock (the portion of Rollover Stock that such Member would have been entitled to receive had such Member delivered a Member Questionnaire certifying that such Member is an Accredited Investor, the “Reallocated Stock”) and (y) the other Members who delivered a Member Questionnaire certifying that such Members are Accredited Investors pursuant to Section 4.17 shall each receive a pro rata portion of all Reallocated Stock, determined in accordance with the Ownership Schedule, and their respective cash portions of the Estimated Merger Consideration shall be reduced by an amount equal to the product of the applicable portion of the Reallocated Stock allocated to each such Member multiplied by the Average Rollover Share Price (or, if the Average Rollover Share Price is greater than the Maximum Share Price, then the Maximum Share Price). At the Effective Time, all Membership Interests will no longer be outstanding and will be cancelled and retired automatically and will cease to exist, and each holder of a Membership Interest will cease to have any rights with respect thereto, except the right of the Members to receive the cash and portion of the Rollover Stock described in this Section 2.6(a).
(b)    The aggregate number of shares of Rollover Stock shall be equal to (i) one-third (1/3) of the Estimated Merger Consideration, divided by (ii) the Average Rollover Share Price (or, if the Average Rollover Share Price is greater than the Maximum Share Price, then the Maximum Share Price). Buyer shall allocate the Rollover Stock among the Members in accordance with the Ownership Schedule (subject to adjustment for any Reallocated Stock, as applicable); provided, however, that with respect to any fractional share of Rollover Stock allocated to any Member, such fractional share shall be rounded down and Buyer shall pay to such Member an additional amount, in cash, equal to the applicable fractional share multiplied by the Average Rollover Share Price (or, if the Average Rollover Share Price is greater than the Maximum Share Price, then the Maximum Share Price). The “Average Rollover Share Price” shall be the volume-weighted average price per share of the Buyer Common Stock as reported on NASDAQ for the twenty (20) Trading Days beginning on the twenty-fourth (24th) Trading Day immediately preceding the Closing Date and ending on the fifth (5th) Trading Day immediately preceding the Closing Date; provided, however, that (i) in the event that the Average Rollover Share Price is less than Thirty-Eight and 45/100 Dollars ($38.45) (the “Minimum Share Price”), Buyer shall have the right, in its sole discretion, to increase the percentage, including to one hundred percent (100%), of the Estimated Merger Consideration that is payable in cash and decrease the percentage, including to zero, payable in Rollover Stock and (ii) notwithstanding anything to the contrary in the foregoing, in the event that the Average Rollover Share Price is greater than Fifty-Three and 83/100 Dollars ($53.83) (the “Maximum Share Price”), Buyer shall pay the Rollover Stock as if, and assuming that, the actual Average Rollover Share Price was equal to the Maximum Share Price, with no reduction to the portion of the Estimated Merger Consideration that is payable in cash. For the avoidance of doubt, if the Average Rollover Share Price is less than the Minimum Share Price, Buyer shall pay the Rollover Stock, if any, based on the Average Rollover Share Price and not the Minimum Share Price. The Minimum Share Price and the Maximum Share Price shall be subject to the adjustments set forth in Annex III.
(c)    Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Membership Interests”) shall be converted into one (1) validly issued, fully paid and nonassessable membership interest of the Surviving Company (“Surviving Company Membership Interest”).
2.7    Letters of Transmittal; Closing of Transfer Books
(a)    No later than ten (10) Business Days following the date of this Agreement, the Member Representative shall deliver to each Member a letter of transmittal in the form attached as Exhibit B (the “Letter of Transmittal”), which shall contain (i) a statement to the effect that

Holdings’ board of managers has unanimously adopted resolutions determining that this Agreement, the Merger, and the Contemplated Transactions are in the best interests of Holdings and the Members and approving this Agreement, the Merger, and the Contemplated Transactions (the “Board Approval”), (ii) in the case of any Member that did not execute the Written Consent, shall include a Member Questionnaire, Share Issuance and Acquisition Agreement and Registration Rights Agreement and, in the case of a Key Member, shall also include the Restrictive Covenants Agreement, and (iii) instructions for use in obtaining the consideration specified in Section 2.6. The Letter of Transmittal shall instruct any Member that did not execute the Written Consent to submit a completed Letter of Transmittal (which shall include a completed Member Questionnaire, Share Issuance and Acquisition Agreement, Registration Rights Agreement and, in the case of a Key Member, a completed Restrictive Covenants Agreement) to the Member Representative within sixty (60) days following the date of this Agreement. Any Member that has not submitted a completed Member Questionnaire within ninety (90) days following the date of this Agreement certifying that such Member is an Accredited Investor shall not be deemed an Accredited Investor for purposes of this Agreement. Upon consummation of the Closing, provided that each such Member has delivered to the Member Representative a properly completed and duly executed Letter of Transmittal (which, in the case of any Member that is an Accredited Investor and did not execute the Written Consent, shall include a completed Share Issuance and Acquisition Agreement and Registration Rights Agreement and, in the case of a Key Member, shall also include a completed Restrictive Covenants Agreement), (i) the Member Representative and Buyer shall instruct the Disbursing Agent to pay the Member an amount, in cash without interest, equal to the cash portion of the Estimated Merger Consideration that the Member is entitled to receive pursuant to the terms of this Agreement and (ii) if the Member is an Accredited Investor, Buyer shall deliver to the Member the portion of Rollover Stock that is required to be delivered to such Member pursuant to the terms of this Agreement. Payment of the Positive Adjustment Amount, if any, and the remaining portion of the Indemnity Holdback Amount and Purchase Price Adjustment Holdback Amount, if any, shall be made by the Disbursing Agent as, if and when such amounts are released or paid to the Disbursing Agent pursuant to the terms of this Agreement and, in the case of the Indemnity Holdback Amount and the Purchase Price Adjustment Holdback Amount, the Escrow Agreement.
(b)    If any payment under this Agreement is to be made to a Person other than the Person in whose name a Membership Interest is registered, it shall be a condition to such payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Membership Interest or shall have established to the reasonable satisfaction of the Disbursing Agent that such Taxes either have been paid or are not payable.
(c)    At the Effective Time, the transfer books of Holdings shall be closed and there shall be no further registration of transfers of any Membership Interests on the books of the Surviving Company.
2.8    Payments. At the Closing, Buyer shall deposit, or cause to be deposited:
(a)    with the Disbursing Agent, an amount equal to the sum of (i) the Closing Payment, minus (ii) the Purchase Price Adjustment Holdback Amount, minus (iii) the Indemnity Holdback Amount (the amount set forth in this clause (a), the “Modified Closing Payment”);

(b)    with the Escrow Agent, the Purchase Price Adjustment Holdback Amount to be held in an escrow account (the “Adjustment Escrow Account”) pursuant to the terms of the Escrow Agreement, by means of a wire transfer of immediately available funds to an account or accounts designated in the Escrow Agreement;
(c)    with the Escrow Agent, the Indemnity Holdback Amount to be held in the Indemnity Holdback Escrow Account pursuant to the terms of the Escrow Agreement, by means of a wire transfer of immediately available funds to an account or accounts designated in the Escrow Agreement; and
(d)    with the Disbursing Agent, the Transaction Expenses, to be distributed to the applicable obligees thereof in accordance with the Funds Flow Statement.
2.9    Purchase Price Adjustment.
(a)    Estimated Statement and Closing Statement. No later than five (5) Business Days prior to Closing, Holdings shall prepare and deliver to Buyer the Funds Flow Statement and a statement (the “Estimated Statement”) setting forth Holdings’ good faith calculation of (i) the Tangible Book Value of Holdings as of the month-end prior to Closing (or, if the Closing occurs during the first five (5) Business Days of any month, then the second month-end immediately prior to Closing) (the “Estimated Tangible Book Value”), (ii) the Transaction Expenses, and (iii) the resulting calculation of the Estimated Merger Consideration. Buyer shall conduct a good faith review of the Funds Flow Statement and Estimated Statement and the components thereof and if, as a result thereof, Buyer reasonably determines that there may be a potential adjustment thereto, Buyer shall promptly notify Holdings of such potential adjustment so that Holdings may consider such adjustment in its preparation of such Funds Flow Statement and the Estimated Statement. For purposes of facilitating Buyer’s review of the Funds Flow Statement and Estimated Statement, Holdings shall cooperate with and make available to the Buyer and its Representatives all information, records, data, working papers (including those working papers of its accountants), supporting schedules, calculations and other documentation, in each case, to the extent such materials are in Holdings’ or the Company’s possession or are reasonably available to Holdings or the Company, that is reasonably necessary for Buyer’s review of the items set forth in the Funds Flow Statement and Estimated Statement, and shall permit reasonable access (upon reasonable prior notice) during normal business hours to Holdings’ and the Company’s facilities, personnel and accountants, as may be reasonably required in connection with the review of the items set forth in the Estimated Statement. Along with the Funds Flow Statement, Holdings shall deliver to Buyer final payoff letters executed by each recipient of the Transaction Expenses, in each case, contingent upon receipt of the applicable portion of the Transaction Expenses on the Closing Date.
(b)    Within sixty (60) days after the Effective Time, the Surviving Company shall prepare and deliver to the Member Representative a statement (the “Closing Statement”) setting forth the Surviving Company’s good faith calculation of (A) the Tangible Book Value of Holdings as of the Closing Date (the “Final Tangible Book Value”), (B) the Transaction Expenses (including the Member Paid Transaction Expenses) and (C) the resulting calculation of the Final Merger Consideration, in each case including reasonable supporting information and documentation to compute and verify the information set forth in the Closing Statement. Within thirty (30) days following receipt by the Member Representative of the Closing Statement, the

Member Representative shall either inform the Buyer in writing that the Closing Statement is acceptable or deliver a detailed written statement to Buyer (the “Objections Statement”) describing: (x) which items on the Closing Statement it disputes, (y) the basis for the Member Representative’s disagreement with the calculation of such items, and (z) the Member Representative’s proposed dollar amount for each item in dispute. If the Member Representative fails to deliver an Objections Statement within such thirty (30) day period, then Buyer shall deliver a reminder notice to the Member Representative (the “Reminder Notice”). If the Member Representative does not deliver an Objections Statement to Buyer within five (5) Business Days following delivery of the Reminder Notice, then the Closing Statement shall become final and binding on the Parties. The Member Representative shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement. If the Member Representative delivers an Objections Statement within the applicable period, then the Member Representative and Buyer shall negotiate in good faith to resolve any such disputes, and any determination resulting from such good faith negotiation shall be final, conclusive and binding on the Parties.
(c)    Dispute Resolution. If the Member Representative and the Buyer are unable to resolve any disputes within thirty (30) days after the Member Representative delivers the Objections Statement, then either the Member Representative or the Buyer may submit the resolution of such disputed items to the Independent Accounting Firm. Promptly after the engagement of the Independent Accounting Firm, Buyer and the Member Representative will provide the Independent Accounting Firm with a copy of the applicable documentation relating to the items on the Closing Statement in dispute. The Independent Accounting Firm will have the authority to request in writing such additional written submissions from Buyer or the Member Representative as it deems appropriate; provided that a copy of any such submission will be provided to the other Party at the same time as it is provided to the Independent Accounting Firm. Buyer and the Member Representative will instruct the Independent Accounting Firm to disregard any submission or communication received from any Person other than the Member Representative or Buyer. Buyer and the Member Representative will not communicate with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication with the Independent Accounting Firm (other than with respect to written submissions in response to the written request of the Independent Accounting Firm. Buyer and Member Representative shall instruct the Independent Accounting Firm to only opine as to the matters in dispute as presented by the Parties, and not to assign a value greater than the greatest value for such item claimed by Buyer or Member Representative or smaller than the smallest value for such item claimed by Buyer or Member Representative. Buyer and the Member Representative shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination on any matter in dispute within thirty (30) days of its submission by Buyer and the Member Representative. Such determination shall be conclusive, non-appealable, final and binding upon the Parties. The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and the Member Representative so that the Member Representative’s share of such fees and expenses shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Member Representative (as determined by the Independent Accounting Firm), and the denominator of which is the total amount in dispute that is resolved by the Independent Accounting Firm. Buyer shall be responsible for the remaining fees and expenses of the Independent

Accounting Firm. Except as provided in the preceding sentences, all other costs and expenses incurred by Buyer and the Member Representative in connection with resolving any dispute hereunder before the Independent Accounting Firm will be borne by the Party incurring such cost and expense.
(d)    Access. For purposes of complying with the terms set forth in this Section 2.9, Buyer shall cooperate with and make available to the Member Representative and its Representatives all information, records, data, working papers (including those working papers of its accountants), supporting schedules, calculations and other documentation, in each case, to the extent such materials are in Buyer’s, the Surviving Company’s, or any of their Subsidiaries’, Affiliates’ or Representatives’ possession or are reasonably available to Buyer, the Surviving Company or any of their Subsidiaries, Affiliates or Representatives, that is reasonably necessary for the Member Representative’s review of the items set forth in the Closing Statement, and shall permit reasonable access (upon reasonable prior notice) during normal business hours to the Surviving Company’s and the Company’s facilities, personnel and accountants, as may be reasonably required in connection with the review of the items set forth in the Closing Statement.
(e)    Payment of Adjusted Cash Payment Excess or Shortfall. The amount, if any, by which the Final Merger Consideration exceeds the Estimated Merger Consideration shall be deemed the “Positive Adjustment Amount.” Buyer shall pay the Positive Adjustment Amount to the Disbursing Agent (to the account set forth in the Disbursing Agent Agreement) for further payment to the Members in accordance with the Ownership Schedule within five (5) Business Days from the date on which the Final Merger Consideration is finally determined pursuant to this Section 2.9. Following payment of the Positive Adjustment Amount, Buyer and Member Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Disbursing Agent for further payment to the Members, the Purchase Price Adjustment Holdback Amount by wire transfer of immediately available funds into an account designated by the Member Representative. The amount, if any, by which the Final Merger Consideration is less than the Estimated Merger Consideration shall be deemed the “Negative Adjustment Amount”. If a Negative Adjustment Amount exists once the Final Merger Consideration is finally determined pursuant to this Section 2.9, then Buyer and the Member Representative shall jointly instruct the Escrow Agent to pay to Buyer, out of the Purchase Price Adjustment Holdback Amount, an amount equal to the Negative Adjustment Amount, by wire transfer of immediately available funds into an account designated by Buyer.
(f)    Payment of Deficiency Amount. In the event that the Purchase Price Adjustment Holdback Amount is less than the Negative Adjustment Amount (such amount, the “Deficiency”), then Buyer may recover all or any portion of the Deficiency from the Indemnity Holdback Amount, in which case Buyer and the Member Representative shall jointly instruct the Escrow Agent to pay to Buyer, out of the Indemnity Holdback Amount, such portion of the Deficiency by wire transfer of immediately available funds into an account designated by Buyer, it being understood and agreed that the total amount recovered by Buyer shall not exceed the amount of the Deficiency in the aggregate.
(g)    Promptly following the payment of any amounts required under this Section 2.9 or in the event the Final Merger Consideration is equal to the Estimated Merger Consideration, Buyer and the Member Representative shall jointly instruct the Escrow Agent to remit any remaining portion (or in the event of no adjustment, the full amount) of the Purchase Price Adjustment Holdback Amount to the Member Representative or Disbursing Agent, as the case may be, for further distribution to the Members.
(h)    Any payment to be made pursuant to this Section 2.9 shall be treated by all Parties for Tax purposes as an adjustment to the Purchase Price, unless otherwise required under Applicable Law.
2.10    Withholding. Buyer, Holdings, the Surviving Company and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement such amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Code or other applicable U.S. state or local or non-U.S. Tax law; provided that with respect to any such withholding, Buyer, Holdings, the Surviving Company and the Company, as applicable, shall take commercially reasonable efforts to provide the applicable payee with written notice (including a calculation of any amounts intended to be deducted or withheld) at least ten (10) Business Days prior to making any such deduction or withholding. To the extent Buyer or Holdings, as applicable, determines any such deduction or withholding is required, it shall work in good faith with the applicable payee to reduce or eliminate any such amounts, including by allowing the Member to provide documentation with a view to reducing or eliminating such withholding. To the extent that amounts are so deducted or withheld and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties Regarding Holdings. Holdings represents and warrants to Buyer as of the date hereof and as of the Closing as follows:
(a)    Organization, Qualification and Power. Holdings is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Holdings is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required except where the failure to be so qualified would not reasonably be expected to be material to the financial condition or business operations of the Company Group or Holdings. Holdings has made available to Buyer correct and complete copies of the Organizational Documents of Holdings and any minute books and ownership record books for Holdings, each of which is correct and complete in all material respects. Holdings is not in default under or in violation of any provision of its Organizational Documents.
(b)    Capitalization of Holdings. All of the Membership Interests are owned of record (and to the Knowledge of Holdings, beneficially) by the Members as set forth on the Ownership Schedule. The Membership Interests represent one hundred percent (100%) of the issued and outstanding ownership interests in Holdings. All of the Membership Interests (i) have been duly authorized, are validly issued, fully paid, and non-assessable, (ii) have been issued without violation of any preemptive rights (whether statutory, contractual or otherwise), right of first refusal, subscription rights or other right to purchase from Holdings or, to the Knowledge of

Holdings, any Member, (iii) were offered and sold in compliance with all applicable securities and other laws and (iv) are held free and clear of all Liens created by Holdings or, to the Knowledge of Holdings, any Member or third party, other than Permitted Liens and applicable federal and state securities law transfer restrictions. Other than the Membership Interests, there are no other ownership interests in Holdings or outstanding securities convertible or exchangeable into ownership interests of Holdings, and there are no options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Holdings to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any ownership interests in Holdings. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights or similar interests having equity features with respect to Holdings. There are no voting trusts, proxies, or other Contracts with respect to the voting of the ownership interests of Holdings to which Holdings is a party. The information set forth on the Ownership Schedule is true, accurate and complete in all material respects and reflects the payment waterfall applicable to the Contemplated Transactions, as set forth in Section 6.6 of the Limited Liability Company Agreement of Holdings dated December 31, 2021 (the “Holdings LLC Agreement”). Section 1.1(a) of the Disclosure Schedule contains a true and correct list of the Key Members.
(c)    Non-contravention; Holdings Approvals.
(i)    Assuming the Required Member Approval is obtained and the Holdings Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Holdings of this Agreement and the consummation of the Contemplated Transactions by Holdings do not and will not violate or conflict with (A) any provision of Holdings’ Organizational Documents, (B) any Applicable Laws or Permits to which Holdings or its property is subject.
(ii)    Except as set forth on Section 3.1(c)(ii) of the Disclosure Schedule (collectively, the “Holdings Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Contemplated Transactions by Holdings are not subject to any Approval or Filing with respect to Holdings, other than such Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to be material to Holdings or the Business.
(d)    No Other Business, Assets or Liabilities. Holdings has not engaged in any business other than serving as the sole owner of one hundred percent (100%) of the issued and outstanding ownership interests of the Company (the “Company Interests”). Except as set forth in Section 3.1(d) of the Disclosure Schedule, (i) Holdings is not a party to any Contracts other than this Agreement and the Ancillary Agreements and (ii) other than the Company Interests, Holdings does not have any assets or liabilities.
(e)    Brokers. Holdings does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.
(f)    Required Member Approval. The only vote of the Members required to adopt this Agreement and approve the Merger is the affirmative vote of the Class A Members and Class B Members, voting together, holding more than 50 percent (50%) of the outstanding Class

A Units and Class B Units, as those terms are defined in the Holdings LLC Agreement (the “Required Member Approval”), which is satisfied by delivery of the Written Consent. No other vote of the Members is required in connection with the execution of this Agreement or the consummation of the Contemplated Transactions under Applicable Law or the Organizational Documents of Holdings. The Organizational Documents of Holdings do not provide for any appraisal rights in connection with Holdings’ entry into or consummation of the Merger.
(g)    No Dividends. Except as contemplated by the terms of this Agreement, Holdings has not paid any dividends or made any other distributions to any Member since September 30, 2021.
3.2    Representations and Warranties Regarding the Company. Holdings represents and warrants to the Buyer as of the date hereof and as of the Closing as follows:
(a)    Organization, Qualification, and Power. The Company is duly organized, validly existing, and in good standing under the laws of the State of California. The Company is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where foreign qualification is required except where the failure to be so foreign qualified would not reasonably be expected to be material to the financial condition or business operations of the Company. The Company has the full corporate power and authority necessary to carry on the Business and to own, lease and use the properties owned, leased and used by it. The Company has made available to Buyer correct and complete copies of the Organizational Documents of the Company and any minute books and ownership record books for the Company, each of which is correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents.
(b)    Capitalization and Subsidiaries.
(i)    Section 3.2(b)(i) of the Disclosure Schedule sets forth the record (and, to the Knowledge of Holdings, beneficial) ownership of the Company Interests as of December 30, 2021, immediately prior to giving effect to the Reorganization. All of the Company Interests are owned beneficially and of record by Holdings. The Company Interests represent one hundred percent (100%) of the issued and outstanding ownership interests in the Company. All of the Company Interests (i) have been duly authorized, are validly issued, fully paid, and non-assessable, (ii) have been issued without violation of any preemptive rights (whether statutory, contractual or otherwise), right of first refusal, subscription rights or other right to purchase, (iii) were offered and sold in compliance with all applicable securities and other laws and (iv) are held free and clear of all Liens, other than Permitted Liens and applicable federal and state securities law transfer restrictions. Other than the Company Interests, there are no other ownership interests in the Company or outstanding securities convertible or exchangeable into ownership interests of the Company, and (except as set forth in the Organizational Documents of the Company) there are no options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights or similar interests having equity features with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the voting of the Company Interests.
(ii)    Section 3.2(b)(ii) of the Disclosure Schedule sets forth a complete and accurate list of the name and owner of each Subsidiary of the Company. Each Subsidiary of the Company is wholly-owned, directly or indirectly, by the Company. All of the Equity Securities of the Company’s Subsidiaries (the “Subsidiary Interests”) (i) have been duly authorized, are validly issued, fully paid, and non-assessable, (ii) have been issued without violation of any preemptive rights (whether statutory, contractual or otherwise), right of first refusal, subscription rights or other right to purchase, (iii) were offered and sold in compliance with all applicable securities and other laws and (iv) are held free and clear of all Liens, other than Permitted Liens and applicable federal and state securities law transfer restrictions. Other than the Subsidiary Interests, there are no other ownership interests in any of the Company’s Subsidiaries or outstanding securities convertible or exchangeable into ownership interests of any of the Company’s Subsidiaries, and there are no options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company or its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Subsidiary Interests. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights or similar interests having equity features with respect to the Company’s Subsidiaries. Except for the Subsidiaries set forth on Section 3.2(b)(ii) of the Disclosure Schedule, the Company does not own, directly or indirectly, Equity Securities of any other Person.
(c)    Non-contravention; Company Approvals.
(i)    Assuming the Company Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by the Company of this Agreement and the consummation of the Contemplated Transactions by the Company do not and will not (A) violate or conflict with (1) any provision of the Company Group’s Organizational Documents, (2) any Material Contract by which the Company Group is bound or is a party or (3) any Applicable Laws or Permits to which the Company Group or its property is subject, or (B) create any right of a counterparty to any Material Contract to cancel, modify or terminate such Material Contract.
(ii)    Except as set forth on Section 3.2(c)(ii) of the Disclosure Schedule (collectively, the “Company Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Contemplated Transactions by the Company are not subject to any Approval or Filing with respect to the Company Group, other than such Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to be material to the Business or to the Company Group.
(d)    Brokers’ Fees. The Company Group has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.
(e)    Assets. The Company Group has good and marketable title to, or a valid leasehold interest or license in or right to use, the properties and assets (tangible and intangible)

used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, other than assets disposed of in the Ordinary Course of Business, free and clear of all Liens, except for Permitted Liens.
(f)    Financial Matters.
(i)    Attached to Section 3.2(f)(i) of the Disclosure Schedule are correct and complete copies of the following consolidated financial statements of the Company Group (collectively, the “Financial Statements”): (1) audited balance sheets, statements of income, changes in members’ capital, and cash flows as of and for the fiscal years ended December 31, 2019 and 2020 (December 31, 2020, the “Most Recent Fiscal Year End”); and (2) unaudited balance sheets, statements of income, changes in members’ capital, and cash flows (the “Most Recent Financial Statements”) as of and for the nine month period ending September 30, 2021 (the “Most Recent Fiscal Month End”). The Financial Statements are materially correct and complete, consistent with the books and records of the Company Group (which are in turn correct and complete in all material respects), have been prepared in accordance with GAAP, and present fairly the financial condition, results of operation, changes in capital and cash flows of the Company Group as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments (none of which are material individually or in the aggregate) and the absence of footnotes (if any). Any amounts designated on the Financial Statements as a reserve established for loan losses, litigation or any other purpose have been accrued in accordance with GAAP.
(ii)    Since the date of the Most Recent Fiscal Year End, the Company Group has operated its business and affairs in the Ordinary Course of Business, and no Company Material Adverse Effect has occurred.
(g)    Undisclosed Liabilities. The Company does not have any obligation or liability of any type or nature required to be reflected on the balance sheet of the Company in accordance with GAAP (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for obligations or liabilities that (i) are accrued or reserved against in the Most Recent Financial Statements and have not been paid or discharged prior to the date hereof, (ii) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business (iii) relate to Transaction Expenses or (iv) are set forth on Section 3.2(g) of the Disclosure Schedule.
(h)    Legal Compliance. Except as set forth on Section 3.2(h)(i) of the Disclosure Schedule, for the past three (3) years Holdings and the Company Group have operated and currently operate the Business in compliance, in all material respects, with all Applicable Laws and Applicable Requirements, and no Proceeding is pending or, to the Knowledge of Holdings, has been threatened in writing alleging any failure to so comply. Each Subsidiary of the Company was formed in compliance with Applicable Laws and Applicable Requirements. Except as set forth on Section 3.2(h)(ii) of the Disclosure Schedule neither the Company Group nor, to the Knowledge of Holdings, any employee of the Company Group (each an “Employee”) is (or in the last three (3) years has been) a party to or is (i) subject to any material suspension, debarment, outstanding Order or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity charged with the supervision or regulation of residential mortgage lenders or the supervision or regulation of the Company Group or any Employees; or (ii) subject to any Proceeding or Order that would be reasonably anticipated to lead to the loss, suspension or restriction of any material Permit of the Company Group. None of the Company Group or its directors or, to the Knowledge of Holdings, any Employee is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of such Person to engage in any activity conducted as part of the Business as currently conducted. At the time of origination of any applicable Company Loan, to the Knowledge of Holdings each originator of such Company Loan that is or was an Employee had all requisite licenses, permits and approvals (to the extent such originator is required to hold such licenses, permits and approvals) in the states in which the related Mortgaged Properties are located. Except as set forth on Section 3.2(h)(iii) of the Disclosure Schedule, there have not been any material deficiencies in any exams or audits of the Company or the Business conducted by any Governmental Entity, Agency or Investor within the past three (3) years. The Company has made available to Buyer correct and complete copies of any exams or audits of the Company Group or the Business by any Agency or Investor within the past three (3) years to the extent such availability to Buyer is legally permitted.
(i)    Permits. Section 3.2(i)(i) of the Disclosure Schedule sets forth a correct and complete list of all Permits material to the Business held by the Company Group. Such Permits (i) constitute all material Permits necessary for the operation of the Business as currently conducted and (ii) are in full force and effect. No Proceeding is pending or, to the Knowledge of Holdings, threatened in writing, that would reasonably be expected to result in any revocation or limitation pertaining to any such Permit. The Company Group is registered, licensed and qualified as a residential mortgage seller/servicer, servicer or issuer, as applicable, in accordance with the rules and regulations of each Agency and in the states referenced on Section 3.2(i)(ii) of the Disclosure Schedule pursuant to the material Permits referenced on Section 3.2(i)(ii) of the Disclosure Schedule. Section 3.2(i)(i) of the Disclosure Schedule sets forth a correct and complete list of all material Permits related to the Business held by the loan officer Employees of the Company Group.
(j)    Anti-Corruption. Neither the Company Group nor any of the Company Group’s corporate officers, directors or, to the Knowledge of Holdings, Employees or any other Persons acting on its behalf has: (i) made or offered to make any illegal payment to any corporate officer or employee of any Governmental Entity, or any employee, customer or supplier of the Company Group, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts. To the Knowledge of Holdings, no Proceeding has been filed or commenced, or threatened in writing, alleging any such payments. None of the corporate officers, directors or, to the Knowledge of Holdings, Employees of the Company Group is a government official.
(k)    Tax Matters.
(i)    Each income and other material Tax Return required to be filed or furnished by Holdings, the Company or any of their Subsidiaries on or before the Closing Date (the “Company Returns”) (1) has been timely filed or furnished (including any extensions) and (2) is true, complete and correct in all material respects and has been prepared in compliance with any Applicable Laws. All Taxes imposed on Holdings, the Company or any of their Subsidiaries, whether or not shown on the Company Returns, due on or before the Closing Date have been paid, other than Taxes which, individually or in the aggregate, are not expected to be material. All material Taxes that Holdings, the Company or any of their Subsidiaries have been required to collect or withhold on or before the Closing Date have been duly collected or withheld and, to the extent due and payable, have been duly paid to the proper Governmental Entity in all material respects. Holdings, the Company and each of their Subsidiaries have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or any other Person. Holdings, the Company and each of their Subsidiaries have adequately accrued all Taxes not yet due and payable in accordance with GAAP.
(ii)    No audit, examination or other administrative or court proceeding relating to any Company Return or any Taxes of Holdings, the Company or any of their Subsidiaries is currently in progress for which written notice has been received, and none of Holdings, the Company, any of their Subsidiaries or any of the Members has been notified in writing by any Governmental Entity that any such audit is contemplated or pending. All deficiencies for Taxes assessed against Holdings, the Company or any of their Subsidiaries for which written notice has been received have been fully paid. No extension of time with respect to any date on which a Company Return was required to be filed is in force (other than with respect to any Company Return which has since been filed), and no waiver or agreement by or with respect to Holdings, the Company or any of their Subsidiaries is in force for the extension of time for the payment of any Taxes. None of Holdings, the Company or any of their Subsidiaries has waived any statute of limitations with respect to any Taxes of Holdings, the Company or any of their Subsidiaries, which waiver is currently in force. No written claim has been made by any Governmental Entity in a jurisdiction where Holdings, the Company or any of their Subsidiaries does not file Tax returns that such entity is or may be subject to taxation by that jurisdiction.
(iii)    None of Holdings, the Company or any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a Pre-Closing Tax Period, including under Section 481, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (3) installment sale or open transaction disposition made on or prior to the Closing Date, or (4) prepaid amount received on or prior to the Closing Date. There is no application pending with any Governmental Entity requesting permission for any such change in any accounting method of Holdings, the Company or any of their Subsidiaries, and the Internal Revenue Service (the “IRS”) has not issued in writing any pending proposal regarding any such adjustment or change in accounting method.
(iv)    None of Holdings, the Company or their Subsidiaries is a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than any agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes) (a “Tax Sharing Agreement”). None of Holdings, the Company or their Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, or otherwise. None of Holdings, the Company or any of their Subsidiaries has ever been a member of an affiliated, combined, consolidated, or unitary group for Tax purposes.
(v)    There are no Liens on any of the assets of Holdings, the Company or any of their Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.
(vi)    None of Holdings, the Company or any of their Subsidiaries has ever entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(vii)    None of Holdings, the Company or any of their Subsidiaries has ever requested or received a ruling from any Taxing authority or signed a closing or other agreement with any Taxing authority which would affect any Tax period ended after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Holdings, the Company or any of their Subsidiaries after the Closing Date.
(viii)    None of Holdings, the Company or any of their Subsidiaries has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits (including the “employee retention credit”) or benefits pursuant to the CARES Act or otherwise taken advantage of any change in Applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of such entity.
(ix)    No Tax holiday or Tax incentive or grant in any jurisdiction applicable to Holdings, the Company or any of their Subsidiaries will terminate (or be subject to clawback or recapture that is payable by Buyer, Holdings, or the Company Group) as a result of the Contemplated Transactions.
(x)    Each of Holdings, the Company and their Subsidiaries has, at all times since its formation, been properly treated as a partnership or as a disregarded entity for U.S. federal and applicable state and local Tax purposes and has never made an election to be classified as an association taxable as a corporation.
(xi)    No Person holds equity interest of Holdings, the Company or any of their Subsidiaries that is non-transferrable or subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
(xii)    No representation or warranty in this Agreement (other than the representations and warranties contained in Sections 3.2(k), Section 3.2(q)(iv) and 3.2(r)) shall be deemed to constitute, directly or indirectly, a representation or warranty with respect to any matter relating to Taxes. Except for Sections 3.2(k)(iii), (iv) and (viii), the representations and warranties made in this Section 3.2(k) refer only to the past activities of Holdings, the Company, and any of their Subsidiaries and are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or a portion thereof) beginning after or any Tax position taken after, the Closing Date.

(l)    Real Property. Except for REOs, the Company Group does not own any real property. Section 3.2(l)(i) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property and a true and complete list of all Leases for each parcel of Leased Real Property. Subject to the respective terms and conditions in the Leases, the Company Group is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens). With respect to each parcel of Leased Real Property, to the Knowledge of Holdings (i) there are no pending or threatened in writing condemnation Proceedings relating to any such parcel or other matters affecting adversely in any material respect the current use or occupancy and (ii) there are no Contracts granting to any third party or parties (other than the Company Group) the right of use or occupancy of any such parcel, and there are no third parties (other than the Company Group) in possession of any such parcel. The Leased Real Property comprises all of the real property used in the Business, and the Company Group is not a party to any Contract or option to purchase any real property or interest therein. The real property related to each Lease is sufficient, when taken in the aggregate with all the other Leases, for the conduct of the Business as currently conducted. To the Knowledge of Holdings, except as set forth on Section 3.2(l)(ii) of the Disclosure Schedule, there is no event which, upon giving of notice or lapse of time or both would constitute a breach or default under any such Lease or would permit the termination, modification or acceleration of such Lease.
(m)    Intellectual Property.
(i)    Section 3.2(m)(i) of the Disclosure Schedule sets forth a correct and complete list of all registered IP Rights owned by the Company Group (the “Company Registered Intellectual Property”) and all material Software owned by the Company Group. Excluding IP Rights licensed or sublicensed from a third party (the “Company Licensed Intellectual Property”), the Company Group is the sole and exclusive owner of, or has all rights necessary to use, all of the material IP Rights used or owned by the Company Group (the “Company Owned Intellectual Property”) (together with the “Company Licensed Intellectual Property,” the “Company Intellectual Property”) free and clear of any Lien (other than Permitted Liens). Except as set forth on Section 3.2(m)(i) of the Disclosure Schedule, during the two (2) year-period prior to the execution and delivery of this Agreement, the Company Group has not used any “doing business as” name.
(ii)    In the past three (3) years prior to the date hereof, no Proceeding has been filed against the Company Group, and the Company Group has received no notice of, written or otherwise, in the jurisdictions where the Company Group operates the Business, (A) any communication challenging the validity or enforceability of any registered Company Owned Intellectual Property, or (B) any claim or, to the Knowledge of Holdings, threat against it that the conduct of the Business by the Company Group infringes, dilutes, misappropriates or otherwise violates any IP Rights of any other Person (including any demand, suggestion, or assertion, written or otherwise, that the Company Group must license or refrain from using any IP Rights of any other Person).
(iii)    To the Knowledge of Holdings, the conduct of the Business as currently conducted does not, and to the Knowledge of Holdings, the conduct of the Business as planned to be conducted immediately after the Closing will not, infringe, dilute, misappropriate, or otherwise violate, and during the three (3) year-period prior to the execution and delivery of this Agreement the conduct of the Business has not infringed, diluted, misappropriated, or otherwise violated the IP Rights of any other Person in the jurisdictions where Company Group operates the Business. This representations in Sections 3.2(m)(ii)(B) and 3.2(m)(iii) are the only representation being given with respect to infringement, dilution, misappropriation, or violation of IP Rights of any Person.
(iv)    To the Knowledge of Holdings, no Person has infringed, diluted, misappropriated, or otherwise violated any of the Company Owned Intellectual Property. In the past three (3) years, the Company Group has not filed any Proceeding or sent any written notice of any infringement, dilution, misappropriation, or other violation by another Person of the Company Owned Intellectual Property.
(v)    All of the Company Owned Intellectual Property is subsisting, and to the Knowledge of Holdings, valid and enforceable. All registration, maintenance, renewal, and annuity fees required to be paid and due as of the Closing Date in connection with such Company Owned Intellectual Property have been paid, and all necessary documents and certificates due as of the Closing Date have been filed with the relevant Governmental Entities or Domain Name registrars for the purposes of registering, perfecting, prosecuting, and maintaining the foregoing.
(vi)    The Company Group has maintained and currently maintains source code for the current version of all material Software owned by the Business that is material to the operation of the Business.
(vii)    Except as set forth on Sections 3.2(m)(vii) and 3.2(n) of the Disclosure Schedule, the Company Group is not a party to any source code escrow agreement (or any agreement imposing obligations to enter into a source code escrow agreement) requiring the deposit or disclosure of source code for any material Company Owned Intellectual Property.
(viii)    The Company Group has complied in all material respects with the conditions of licenses for any Open Source Software that is incorporated into, integrated with, or bundled with any Software owned by the Company Group. To the Knowledge of Holdings, none, of the material Software owned by the Company Group uses, incorporates, or is integrated or bundled with any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property or (ii) require the disclosure, distribution, license of the source code to any of any material Software owned by the Company Group, whether for free or at a charge.
(ix)    The Company Group has taken commercially reasonable measures to maintain in confidence all material trade secrets and other confidential information that constitute Company Owned Intellectual Property material to the operation of the Business as currently conducted, including requiring employees and other Persons having access thereto to be bound by a commercially reasonable confidentiality undertaking, either directly or indirectly. To the Knowledge of Holdings, there has been no material unauthorized access to, use, or disclosure of any trade secrets or other material confidential information concerning the Business in the last three years. Each Person who has participated in the authorship, conception, creation, reduction to practice, development, or improvement of any material Company Owned Intellectual Property has (1) executed and delivered to the Company Group a valid and enforceable Contract providing for the non-disclosure by such Person of all confidential information of the Company Group and (2) executed and delivered to the Company Group a valid and enforceable Contract providing for the valid assignment by such Person to the Company Group of all of such Person’s right, title, and interest in and to such IP Rights authored, developed, or otherwise created by such Person in the course of his, her, or its employment or other relationship with the Company Group, without further consideration or any restrictions or obligations on the use or ownership of such IP Rights (except when such IP Rights are owned by the Company Group by operation of law). To the Knowledge of Holdings, no Person is in breach of or default under any such Contract. No officer, director, employee, independent contractor, or consultant of the Company Group has asserted against the Company Group any claim of ownership or other claim materially adverse to the Company Group relating to such Person’s creation or invention of any IP Rights for or on behalf of the Company Group.
(x)    The Company Intellectual Property constitutes all of the IP Rights necessary to or used by the Business as currently conducted and planned to be conducted immediately after the Closing. Except as set forth on Section 3.2(m)(x) of the Disclosure Schedule, the consummation of the transaction contemplated hereby will not, by reason of any contract binding on the Company Group as of the Closing Date, result in the loss or material impairment of the Business’s right to own or use any material Company Intellectual Property. Immediately after the Closing, the Buyer will (i) directly or indirectly through its ownership of the Company, be the sole owner of, and will have valid title to, the Company Owned Intellectual Property, and (ii) have valid and enforceable rights to use all Company Licensed Intellectual Property.
(n)    Contracts.
(i)    Section 3.2(n)(i) of the Disclosure Schedule lists the following Contracts to which the Company Group is a party (each a “Company Contract”): (1) Company Contracts relating to any Company Indebtedness in excess of $500,000 or a guarantee of any such obligation, together with any hedge or swap agreements or similar arrangements; (2) Company Contracts concerning completed (since January 1, 2021) or pending transfers of Mortgage Loans or mortgage servicing rights by the Company Group to another Person (other than any Company Contract for which the sole remaining obligations pertain to advances, servicing transfers, indemnification, and repurchase obligations); (3) any Company Contract that by its terms limits the payment of dividends or distributions by the Company Group; (4) any Company Contract that is a joint venture or partnership agreement; (5) any Company Contract that grants any right of first refusal or right of first offer or similar right to third parties or that limits or purports to limit the ability of the Company Group in any material respect to pledge, sell, transfer or otherwise dispose of any material amounts of assets or business; (6) any Company Contract providing for any material future payments that are conditioned, in whole or in part, on a change of control with respect to the Company Group; (7) material agency, broker, sale representative, marketing, referral, affinity, lead-generation or similar Company Contracts; (8) any Company Contract that contains noncompetition or exclusivity provisions or a “most favored nation” clause obligating the Company Group to change the material terms and conditions of such Contract based on better terms or conditions provided to other parties in similar contracts; (9) Company Contracts, other than this Agreement and any Ancillary Agreements, that commit Holdings or the Company Group to consummate (A) any merger or business combination concerning the Company Group, (B) the acquisition by the Company Group of all or substantially all of the capital stock or assets or any material branch offices of any other Person, or (C) the disposition by any entity within the Company Group of all or substantially all of its assets to any other Person; (10) any written Company Contract (A) evidencing intercompany indebtedness or guarantees or (B) with any (i) manager, director, corporate officer, employee, Member, or Affiliate of the Company Group (other than a loan officer of the Company Group) involving base salary or annual fees in excess of $150,000 per year (other than offer letters to employees made in the Ordinary Course of Business) or (ii) loan officer of the Company Group involving payments or compensation in excess of $250,000 per year, in each case, that is currently in effect or for which outstanding amounts are or are reasonably expected to become due and payable; (11) other Company Contracts involving aggregate annual expenditures or revenues of the Company Group in excess of $100,000; (12) Servicing Agreements and any other Contract with a Governmental Entity; (13) Company Contracts related to the license or sublicense of any IP Rights, whether from the Company to any third party (“Out-Bound IP Licenses”), or from any third party to the Company or any of its Subsidiaries (“In-Bound IP Licenses”), in both instances, excluding (a) non-exclusive licenses for standard, commercially available, off-the-shelf Software that has not been customized for the Company with an replacement value of less than $25,000, (b) non-exclusive licenses granted to the Company’s service providers or vendors for the purpose of providing services to the Company in the Ordinary Course of Business and (c) non-exclusive licenses that are not the primary purpose of the applicable contract; (14) Company Contracts including any deferred purchase price payment, earn out payment or other similar type of payment with respect to any prior acquisition or sale of assets by the Company Group or any interest therein; and (15) any Company Contracts not made in the Ordinary Course of Business involving the payment by the Company Group in any one year in excess of $100,000 in the aggregate.
(ii)    The Company has made available to Buyer a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Each Material Contract is legal, valid, binding and enforceable against the Company Group in accordance with its terms, in full force and effect and, to the Knowledge of Holdings, binding upon the other parties thereto. Except as set forth in Section 3.2(n)(ii) of the Disclosure Schedule, (1) no Material Contract has been materially breached or cancelled by the Company Group or, to the Knowledge of Holdings, any other party thereto; (2) the Company Group has performed all material obligations under such Material Contracts required to be performed by the Company Group; (3) to the Knowledge of Holdings, there is no event which, upon giving of notice or lapse of time or both, would constitute a material breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract; and (4) the Company Group has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.
(o)    Insurance. Section 3.2(o) of the Disclosure Schedule sets forth the following information with respect to each insurance policy, bond and surety arrangement maintained by the Company Group or with respect to which the Company Group is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Company Insurance Agreements”): (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; (ii) the policy number and the period of coverage, and (iii) the applicable premiums, deductibles, coverage limits and whether the policy is a claims-made or occurrence policy. There is no claim by the Company Group or any other Person pending under any such Company Insurance Agreements as to which coverage has been questioned, denied or disputed. All premiums payable under all such Company Insurance Agreements have been paid. To the Knowledge of Holdings, there are no threatened terminations of, or material premium increases with respect to, any of such Company Insurance Agreements. Section 3.2(o) of the Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements since January 1, 2019. The Company Group is the primary named insured under each Company Insurance Agreement, and none of Holdings, the Members or any of their respective Affiliates (other than the Company Group and its officers and directors) are insured under any Company Insurance Agreement. Except as set forth on Section 3.2(o) of the Disclosure Schedule, the Company Group does not maintain or participate in any self-insurance program.
(p)    Litigation. Except as set forth in Section 3.2(p)(i) of the Disclosure Schedule, there are no (and since January 1, 2019 there have not been any) Proceedings or Orders against the Company Group pending or, to the Knowledge of Holdings, threatened in writing against the Company Group or, to the Knowledge of Holdings, against its corporate officers, directors, or Employees with respect to their business activities on behalf of the Company Group. Except as set forth in Section 3.2(p)(ii) of the Disclosure Schedule, there is no outstanding Order or Proceeding to which the Company Group is subject that:
(i)    asserts a claim of a material failure to comply with any Applicable Law or Applicable Requirements;
(ii)    requires, or is reasonably expected to require, payment of a non-routine penalty to any Insurer, Agency, an Investor or under any Company Insurance Agreement; or
(iii)    is reasonably expected to result in a suspension or revocation of any material Permit held by the Company Group.
(q)    Employment Matters.
(i)    Section 3.2(q)(i)(a) of the Disclosure Schedule sets forth a complete and correct list of all employees of the Company Group (the “Employee Census”), showing for each (1) name, (2) hire date, (3) current job title, (4) location, (5) 2021 base salary level or hourly rate, as applicable, (6) whether active or on leave and (6) status (exempt or non-exempt under the Fair Labor Standards Act and similar state laws). Section 3.2(q)(i)(b) of the Disclosure Schedule lists the directors and corporate officers of the Company Group. Section 3.2(q)(i)(c) of the Disclosure Schedule lists the directors and corporate officers of Holdings.
(ii)    The Company Group has provided or made available to Buyer complete and correct copies of (A) all existing severance, vacation or leave policies applicable to employees, (B) all employee trade secret, non-compete, non-disclosure and invention assignment agreements currently in effect, (C) all current manuals and handbooks applicable to employees or consultants of the Company Group, and (D) all Contracts pursuant to which any Change of Control Payment is due to any Person. The employment or consulting arrangement of each corporate officer, employee or consultant of the Company Group is, subject to Applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company Group, and the Company Group does not have any severance obligations if any such corporate officer, employee or consultant is terminated. To the Knowledge of Holdings, no Key Employee, or any group of employees of the Company Group, has any plans to terminate employment with the Company Group.
(iii)    The Company Group has not entered into any collective bargaining agreement with any labor union on behalf of any Company Group employees and no such collective bargaining agreement is currently being negotiated. None of the employees of the Company Group are represented by a labor union. The Company Group has not experienced (nor, to the Knowledge of Holdings, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. To the Knowledge of Holdings, there is not any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company Group.
(iv)    The Company Group has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees. The Company Group has properly classified each person providing services to the Company Group in all material respects as either an “employee” or “independent contractor” and as “exempt” or “non-exempt” for purposes of compliance with any and all Applicable Laws. The Company Group has complied in all material respects with all laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq., and its implementing regulations. The Company Group is in material compliance with all laws relating to employment and labor, including, but not limited to, all such laws relating to wages, hours of work, discrimination, civil rights, safety and health, workers’ compensation, unemployment compensation, and the collection and payment of withholding and or Social Security Taxes and similar Taxes.
(v)    Since January 1, 2020, the Company Group has not engaged in any activity resulting in an Employee experiencing an “employment loss” pursuant the WARN Act or similar state law.
(vi)    There is no pending or, to the Knowledge of Holdings, threatened charge, claim, or Proceeding against the Company Group by or before the Equal Employment Opportunity Commission or any state or local Governmental Entity and there have been no such charges, claims or Proceedings since January 1, 2019, and, to Knowledge of Holdings, there is no state of facts or event which would reasonably be expected to form the basis of any such charge, claim or Proceeding.
(vii)    A Form I-9 has been completed and retained with respect to each current employee and, where required by law, former employees. The Company Group has completed background checks of all current employees in accordance with Applicable Law.
(viii)    To the Knowledge of Holdings, the Company Group has made a good faith effort to investigate or review all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing, orally to a Key Employee or human resources personnel) since January 1, 2019. With respect to each such credible allegation, the Company Group has taken appropriate action in response thereto.
(ix)    The Company Group is, and at all times has been, in compliance, in all material respects, with Applicable Laws governing the compensation of loan originators, underwriters or other such personnel, including as provided in the Consumer Financial Protection Bureau Loan Originator Compensation Requirements under the Truth in Lending Act (Regulation Z). Section 3.2(q)(ix) of the Disclosure Schedule sets for a true and complete description of the compensation plans of the Company’s loan originators in effect as of the date hereof and the loan origination volumes for each of the Company Group’s branch offices and loan originators during the preceding twelve (12) months.
(r)    Employee Benefits.
(i)    Section 3.2(r)(i) of the Disclosure Schedule lists each Employee Benefit Plan that the Company Group maintains or to which the Company Group contributes or has any obligation to contribute or with respect to which the Company Group has any direct or contingent liability, including by reason of its present or past ERISA Affiliates (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). Each Company Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Applicable Laws.
(ii)    The requirements of COBRA have been met with respect to each Company Benefit Plan. Each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”), and each other Employee Benefit Plan maintained by an ERISA Affiliate that is a Health Plan subject to COBRA, has been in compliance in all material respects with the Healthcare Reform Laws, and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company Group, its ERISA Affiliates or any Company Benefit Plan that is a Health Plan to material penalties or material excise Taxes under Code Section 4980D, 4980H, or 4980I or any other provision of the Healthcare Reform Laws.
(iii)    All contributions (including all employer contributions and employee salary reduction contributions) that are due to each Company Benefit Plan that is an Employee Pension Benefit Plan have been made within the time periods set forth in the governing documents of such Company Benefit Plan and prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company Group and GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been timely paid with respect to each such Company Benefit Plan that is an Employee Welfare Benefit Plan.
(iv)    Each Company Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a currently-effective determination letter or is entitled to rely on an opinion letter from the IRS that such Company Benefit Plan is so qualified, all amendments to such Company Benefit Plan required by the Code for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired have been timely adopted and, to the Knowledge of Holdings, no event has occurred or circumstance has existed since the date of any such determination that could adversely affect the qualified status of any such Company Benefit Plan or the tax-exempt status of any related trust.
(v)    None of the Members, Holdings, the Company Group, or any current or former employee, corporate officer, or director of the Company, or, to the Knowledge of Holdings, any third party, has engaged in a non-exempt Prohibited Transaction with respect to any such Company Benefit Plan or any other Employee Benefit Plan maintained by an ERISA Affiliate that would reasonably be expected to result in a liability to the Company Group. No fiduciary (as defined in ERISA Section 3(21)) who is a Member, a current or former employee, corporate officer or director of the Company Group, or, to the Knowledge of Holdings, a third party, has any liability for breach of fiduciary duty with respect to any Company Benefit Plan. Neither the Company Group nor, to the Knowledge of Holdings, any third party has taken any action, or omitted to take any action, that has given rise to, or could reasonably be expected to give rise to, any material interest, fines, penalties, Taxes or related charges under ERISA or the Code for which the Company Group may be liable. No Proceeding with respect to any such Company Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Holdings, threatened or reasonably anticipated.
(vi)    With respect to each Company Benefit Plan, the Company Group has made available to Buyer correct and complete copies, to the extent applicable, of the plan documents (including all amendments) and current summary plan descriptions and summaries of material modifications (and in the case of any Company Benefit Plan that is not in written form, a correct and complete description of such Company Benefit Plan as in effect on the date hereof), the most recent determination letter received from the IRS, the three (3) most recent annual reports (Form 5500, with all applicable schedules and attachments), compliance testing reports for the three (3) most recent plan years, the most recent annual financial report and actuarial valuation, Forms 1094-C and 1095-C for the three (3) most recent years, all related trust agreements, insurance Contracts, and other funding arrangements which implement each such Company Benefit Plan, all contracts with third party administrators, actuaries, investment managers, consultants, or other vendors, all correction submissions made to the IRS, United States Department of Labor or any other Governmental Entity, and a list and summary of all self-correction actions taken within the last three (3) years, and all non-routine correspondence, requests, audits, filings, notices or similar communications received from any Governmental Entity during the past six (6) years. The Company Group has no liability or contingent liability for providing, under any Company Benefit Plan or otherwise, death, medical or other welfare-type benefits, beyond termination of service or retirement, other than (1) coverage mandated by COBRA or applicable state law the cost of which is fully paid by the qualified beneficiary or (2) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(vii)    To the extent that any such Company Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such

Company Benefit Plan has been in compliance, in form and operation, with Section 409A of the Code and the regulations and applicable guidance promulgated thereunder and no participant in such Company Benefit Plan is reasonably expected to incur Taxes pursuant to Section 409A of the Code with respect to such Company Benefit Plan as a result of actions by the Company Group prior to the date the benefits are actually paid to the participant, and no participant is entitled to a gross-up, make-whole or indemnification payment with respect to Taxes imposed under Code Section 409A, Code Section 457A or 4999. Neither the Company Group nor any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code to the extent this would reasonably be expected to result in liability to the Company Group.
(viii)    Neither the Company Group nor any ERISA Affiliate has ever contributed to, had any obligation to contribute to, or had any direct or contingent liability under or with respect to any (A) Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or subject to the minimum funding requirements of Code Section 412 or ERISA Section 302, (B) a “multiemployer plan” (as defined in ERISA Section 3(37)), (C) a multiple-employer plan (within the meaning of Code Section 413(c)), or (D) a multiple employer welfare arrangement (as defined in ERISA Section 3(40)).
(ix)    Neither the execution or delivery of this Agreement and the Ancillary Agreements nor the consummation of the Contemplated Transactions will (whether alone or together with any other event or events) (A) entitle any employee, consultant, contractor, corporate officer or director of the Company Group to any increase in any compensation or benefits (including any cash or equity award or benefit or severance benefit); (B) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any such employee, consultant, contractor, corporate officer or director; (C) entitle any employee, consultant, contractor, corporate officer or director to any additional compensation, benefits, or awards; (D) give rise to any Change of Control Payments; or (E) result in any liability of the Company Group for any Transaction Expense.
(x)    None of the assets of any Company Benefit Plan is invested in employer securities or employer real property.
(xi)    There has been no act or omission by the Company Group that would impair the ability of the Company (or any successor thereto) to unilaterally amend or terminate any Company Benefit Plan.
(xii)    The Company Group does not sponsor, contribute to, have any obligation to contribute to, or have any direct or contingent liability, including by reason of its present or past ERISA Affiliates, with respect to any Employee Benefit Plan, program, policy or arrangement of any kind that is for the benefit of individuals located outside of the United States.
(s)    Company Indebtedness. Except as set forth on Section 3.2(s) of the Disclosure Schedule, the Company Group does not have any Company Indebtedness. The Company Group has not incurred any Company Indebtedness pursuant to the CARES Act (including the Payroll Protection Program).
(t)    Business Continuity.

(i)    The Company IT Systems are properly maintained, in all material respects, by technically competent personnel. The Company IT Systems are in good working condition, used in accordance with applicable manufacturer requirements and insurance policies, and possess the capabilities necessary to support the conduct of the Business as conducted as of the date hereof and as contemplated to be conducted as of the Closing Date. The Company Group has established, maintains, and is in compliance in all material respects with commercially reasonable and industry appropriate data backup, data storage, system redundancy, and disaster avoidance and recovery plans. The Company Group has not experienced any failure or unplanned disruption or interruption that resulted in or required the execution of such disaster recovery plan.
(ii)    The Company Group has established, maintains, and is in material compliance with a written information security program covering the Company Group that (A) includes commercially reasonable and industry appropriate administrative, physical and technical safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data and other information (including Personal Data) contained in any database used or maintained by the Company Group (the “Company Data”) and (B) protects against unauthorized use, access, interruption, modification, or corruption of the Company IT Systems and the Company Data arising from potential attacks (including virus, Trojan Horse, worm and denial of service attacks) or unauthorized activities of any employee or contractor of the Company Group, hackers, or any other Person. The Company Group tests such information security program on a periodic basis, and such program has proven effective upon testing in all material respects. Such information security program complies with the requirements of Applicable Law.
(iii)    Since January 1, 2019, no Company IT System has experienced any material breaches, violations, compromises, disruption, interruption, outages, bugs, failures, breakdowns, continued substandard performance, malfunctions, or any unplanned downtime that caused or reasonably would be expected to cause a Company Material Adverse Effect. To the Knowledge of Holdings, there have been no security breaches or unauthorized use, access, interruption, modification or corruption of any Company IT System or any Company Data since January 1, 2019.
(iv)    The Company Group has established, maintains, and is in compliance in all material respects with a written plan designed to prevent material disruption to, or material interruption in, the conduct of the Business in the event of an epidemic, pandemic or other public health emergency.
(u)    Certain Business Relationships with the Company. Except as set forth on Section 3.2(u) of the Disclosure Schedule, to the Knowledge of Holdings, none of the Members nor any corporate officer or director of the Company:
(i)    owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a direct competitor, lessor or lessee of the Company Group; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 2% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Exchange Act;

(ii)    has any claim against or owes any amount to, or is owed any amount by, Holdings or the Company Group (other than wages or similar compensation due for services in the ordinary course);
(iii)    has any interest in or owns any assets, properties or rights used in the conduct of the Business;
(iv)    is a party to any Contract to which the Company Group is a party or which otherwise benefits the Business; or
(v)    has received from or furnished to the Company Group any goods or services since the Most Recent Fiscal Year End, or is involved in any business relationship with the Company Group (other than employment relationships reflected on Section 3.2(q)(i)(a) of the Disclosure Schedule).
(v)    Company Loans.
(i)    Company Loan Schedules and Data. The Updated Tape sets forth mortgage loan lists pertaining to all Marketable Loans, Loans Held for Investment, Pipeline Loans and Serviced Loans (collectively, the “Company Loan Schedules”) as of the second Business Day prior to the Closing Date. All such Company Loan Schedules include the Required Loan Data. The Company has previously made available to Buyer (i) certain tapes (electronic media) on which Required Loan Data regarding the Company Loans as of November 18, 2021 is recorded (the “Tapes”). The information contained in the Company Loan Schedules and Tapes is (and as to the Updated Tape, will be) true, accurate and complete in all material respects as of the date specified therein.
(ii)    Origination, Sale and Servicing Practices. Each Marketable Loan, Mortgage Loan Held for Investment and Serviced Loan, as applicable, was originated, insured, assigned, sold and serviced in accordance with Applicable Requirements in all material respects.
(iii)    Marketable Loans. All Marketable Loans are (i) insured by or eligible for insurance by the applicable Insurer and (ii) are eligible for sale to or pooling with the applicable Investor and either have been allocated to a specific Investor or meet the eligibility criteria of an existing forward delivery commitment with such Investor.
(iv)    Pipeline Loans. Each Pipeline Loan conforms to the Pipeline Requirements and all applicable Investor Commitments in all material respects is eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by the applicable Investor to which the Pipeline Loan may be sold by the Company Group. All interest rate locks on Pipeline Loans have been conducted and managed in the Ordinary Course of Business and consistent with the Applicable Requirements.
(v)    Good Title. The Company Group has good title to, and is the sole legal and beneficial owner of, each Marketable Loan, each Loan Held for Investment and all mortgage servicing rights pertaining to the Serviced Loans, in each case, free and clear of any Lien, except for the security interests therein of the banks which have provided financing with respect to the origination thereof pursuant to a Warehouse Credit Facility listed on Section 3.2(z) of the Disclosure Schedule.
(vi)    No Recourse; No Repurchase. Set forth on Section 3.2(v)(vi) of the Disclosure Schedule is a true and correct list of all resolved and pending repurchase, indemnity or make-whole demands asserted against the Company Group by any Investor (“Repurchase Obligations”) in fiscal years 2019, 2020 and 2021 through the date of this Agreement with respect to any Previously Disposed of Mortgage Loan.
(vii)    Loan Level Litigation. Except as set forth in Section 3.2(v)(vii) of the Disclosure Schedule (which shall be updated by Holdings prior to the Closing Date), there are no Proceedings or Orders applicable to any Company Loans.
(w)    Risk Management Instruments. Each Interest Rate Protection Agreement (all of which are listed on Section 3.2(w) of the Disclosure Schedule) was entered into (i) in accordance with all Applicable Laws and (ii) with counterparties, to the Knowledge of Holdings, that were financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company Group, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. The Company Group, and to the Knowledge of Holdings, any other party thereto, is not in breach of any of its obligations under any such Agreement.
(x)    No Securitization Transactions. The Company Group does not, and has not in the past five (5) years, managed or facilitated any Securitization Transactions.
(y)    Third-Party Mortgage Loan Investors. Set forth on Section 3.2(y) of the Disclosure Schedule is a true and correct list of all Investors during the period beginning January 1, 2019. No such Investor that is an Agency has cancelled, or otherwise terminated or, to the Knowledge of Holdings, threatened in writing to cancel or otherwise terminate, its relationship with the Company Group, or has materially decreased, or, to the Knowledge of Holdings, threatened in writing to materially decrease or materially limit, its relationship with the Company Group since January 1, 2019, and no other Investor has cancelled, or otherwise terminated or threatened in writing to cancel or otherwise terminate, its relationship with the Company Group, or has materially decreased, or threatened in writing to materially decrease or materially limit, its relationship with the Company Group since January 1, 2019. The Company Group has not originated home equity conversion mortgage loans (HECMS).
(z)    Warehouse Credit Facilities. Set forth on Section 3.2(z) of the Disclosure Schedule is a true and correct list of each Warehouse Credit Facility of the Company and the following information relating thereto: the maximum credit facility amount, amount outstanding as of December 31, 2021, maturity date, and interest rate.
(aa)    Privacy and Security Policies; Privacy Statements.
(i)    Since January 1, 2019, the Company Group has maintained policies and procedures addressing privacy and information security (“Privacy and Security Policies”)

and, as appropriate, published and/or delivered online privacy statements with respect to such policies and proceedings (each, a “Privacy Statement”) to the extent required by Applicable Laws that regulate the privacy and security of Personal Data (the “Privacy Laws”). Except as set forth on Section 3.2(aa)(i) of the Disclosure Schedule, to the Knowledge of Holdings, there has been no material breach or violation of the Privacy and Security Policies or applicable Privacy Laws since January 1, 2019.
(ii)    Personal Data Protection Practices. The information security practices used with respect to all Personal Data maintained by or, to the Knowledge of Holdings, on behalf of, the Company Group conform in all material respects to all applicable Privacy and Security Policies and Privacy Laws. The Company Group has used commercially reasonable efforts consistent with Applicable Law and Applicable Requirements relating to privacy, and consistent with its own Privacy and Security Policies, to store and secure all Personal Data, which are designed to protect against unauthorized access to and use of the Personal Data. The Company Group contractually requires all third parties providing services to it who have access to or receive Personal Data from the Company Group to use commercially reasonable efforts, consistent with Applicable Law, to store and secure all Personal Data to protect against unauthorized access to and use of such Personal Data. Except as set forth on Section 3.2(aa)(ii) of the Disclosure Schedule, to the Knowledge of Holdings, there has been no unauthorized or illegal use, processing, or disclosure of or access to, any Personal Data stored or secured by or for the Company Group, including with respect to any of its databases. Except as set forth on Section 3.2(aa)(ii) of the Disclosure Schedule, to the Knowledge of Holdings, there have been no material breaches of the Company Group’s security procedures or any material attempted or successful unauthorized incidents of access, use, disclosure, modification or destruction of information or interference with systems operations in all or any portion of its IT systems, including any such breach or incident that requires notice to any Person.
(iii)    No Unsolicited Communications. The Company Group has at all times complied in all material respects with the Telephone Consumer Protection Act, state anti-spam and telephony laws, and all other Applicable Laws governing electronic communications (including emails, telephone calls, text messages and the use of pre-recorded voice messages), marketing, promotion, and the transmission of unsolicited communications.
(bb)    Reorganization. The transfer and assignment of the Company Interests to Holdings pursuant to which Holdings became the sole member of the Company (the “Reorganization”) was effected in accordance with all Applicable Laws and Applicable Requirements. Each Approval or Filing with any Governmental Entity or other third party that was required to be obtained or made by Holdings, the Members or the Company in connection with the Reorganization was duly and timely obtained or made.
(cc)    No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.1 and Section 3.2 (as qualified by the Disclosure Schedule) and the representations and warranties set forth in the Ancillary Agreements, none of Holdings, the Company Group, any Member or any other Person makes any other express or implied representation and warranty with respect to Holdings, the Company Group, or the Contemplated Transactions and any Equity Securities being sold, conveyed, assigned, transferred and delivered hereunder or pursuant hereto, and Holdings disclaims any other representations and warranties, whether made by Holdings, the Company Group, any Member or any of their respective Affiliates, Representatives or any other Person. Except for the representations and warranties contained in Section 3.1 and Section 3.2 (as qualified by the Disclosure Schedule) and any representations and warranties set forth in the Ancillary Agreements, Holdings hereby disclaims all liability and responsibility for any representation and warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer, Merger Sub any of their respective Affiliates or Representatives or any other Person (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any Representative of Holdings, the Company Group, any Member any of their respective Affiliates or any other Person).
3.3    Representations and Warranties of Buyer. Buyer represents and warrants to Holdings as of the date hereof and as of the Closing as follows:
(a)    Organization of Buyer. Buyer is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware.
(b)    Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party and consummation of the Contemplated Transactions have been duly authorized by the governing bodies of Buyer.
(c)    Non-contravention; Buyer Approvals.
(i)    Assuming the Buyer Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the Contemplated Transactions by Buyer do not and will not violate or conflict with (A) any provision of the Organizational Documents of Buyer, (B) any material Contract by which Buyer is bound or is a party or by which its assets are bound, or (C) any Applicable Laws or Permits to which Buyer or its property is subject, except, in the case of clauses (B) and (C), as would not reasonably be expected to have an adverse effect in any material respect on the ability of Buyer to perform its obligations under this Agreement, any Ancillary Agreement or consummation of the Contemplated Transactions (a “Buyer Material Adverse Effect”).
(ii)    Except as set forth on Section 3.3(c)(ii) of the Disclosure Schedule (collectively, the “Buyer Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Contemplated Transactions by Buyer are not subject to any Approval or Filing with respect to Buyer other than such Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to result in a Buyer Material Adverse Effect.
(d)    Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which any of the Members could become liable or obligated.
(e)    Investment. Buyer is not entering into this Agreement with a view to or for sale in connection with any distribution of the Equity Securities of the Surviving Company within the meaning of the Securities Act.
(f)    Sophisticated Investor. Buyer (i) is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Merger, (ii) has had the opportunity to ask questions of and receive answers from representatives of Holdings and the Company concerning the Contemplated Transactions, and (iii) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the Merger.
(g)    Financial Capacity. Buyer has and will have sufficient cash on hand or other resources of immediately available funds to enable it to make the payment of the Purchase Price and consummate the Contemplated Transactions without the need to complete any financing otherwise contemplated by Section 4.13.
(h)    Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer, Merger Sub or any Affiliate of Buyer or Merger Sub that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions or would have a material impact on Buyer’s or Merger Sub’s ability to consummate the Contemplated Transactions.
(i)    Solvency. Immediately after giving effect to the Contemplated Transactions, Buyer and its Subsidiaries, including the Company, will be solvent and will: (x) be able to pay its debts as they become due; (y) own property that has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (z) have adequate capital to carry on its business, including the Business, in the ordinary course of business.
(j)    Independent Investigation. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Buyer has relied solely upon the express representations and warranties of Holdings set forth in Section 3.1 and Section 3.2 of this Agreement (including the related portions of the Disclosure Schedule) and the representations and warranties of Holdings and the Members set forth in the Ancillary Agreements; and (b) none of the Members, Holdings, the Company, or their respective Representatives has made any representation or warranty as to the Members, Holdings, the Company, or this Agreement or any Ancillary Agreement, except as expressly set forth in

Section 3.1 and Section 3.2 of this Agreement (including the related portions of the Disclosure Schedule) and the Ancillary Agreements.
(k)    No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.3 and Section 3.4 and the representations and warranties of Buyer and the Merger Sub set forth in the Ancillary Agreements, none of Buyer, the Merger Sub or any other Person makes any other express or implied representation and warranty with respect to the Contemplated Transactions. Except for the representations and warranties contained in Section 3.3 and Section 3.4 and any representations and warranties set forth in the Ancillary Agreements, Buyer and Merger Sub hereby disclaim all liability and responsibility for any representation and warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Holdings, the Company, the Member Representative, the Members, any of their respective Affiliates or Representatives or any other Person in connection with the Contemplated Transactions.
3.4    Representations and Warranties Regarding Merger Sub. Merger Sub represents and warrants to Holdings as of the date hereof and as of the Closing as follows:
(a)    Organization of Merger Sub. Merger Sub is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.
(b)    Authorization of Transaction. Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Merger Sub, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Merger Sub of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Merger Sub, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Merger Sub is a party have been duly authorized by the sole member of Merger Sub and by the board of directors of Buyer.
(c)    Non-contravention; Merger Sub Approvals.
(i)    Assuming the Merger Sub Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Merger Sub of this Agreement, and the consummation of the Contemplated Transactions by Merger Sub do not and will not violate or conflict with (A) any provision of the Organizational Documents of Merger Sub or (B) any Applicable Laws to which Merger Sub is subject, except, in the case of clauses (A) and (B), as would not reasonably be expected to result in an adverse effect in any material respect on the ability of Merger Sub to perform its obligations under this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions (a “Merger Sub Material Adverse Effect”).
(ii)    Except as set forth on Section 3.4(c)(ii) of the Disclosure Schedule (collectively, the “Merger Sub Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Contemplated Transactions by Merger Sub are not subject to any Approval or Filing with respect to Merger Sub other than such Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have a Merger Sub Material Adverse Effect.
(d)    Brokers’ Fees. Merger Sub does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which any of the Members could become liable or obligated.
(e)    Independent Investigation. Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Merger Sub has relied solely upon the express representations and warranties of Holdings set forth in Section 3.1 and Section 3.2 of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of the Members, Holdings, the Company, or their respective Representatives has made any representation or warranty as to the Members, Holdings, the Company, or this Agreement, except as expressly set forth in Section 3.1 and Section 3.2 of this Agreement (including the related portions of the Disclosure Schedule), the Merger Sub expressly disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by any Person, and acknowledges that the Members, Holdings and the Company have expressly disclaimed any other representation or warranty.
ARTICLE IV
COVENANTS
4.1    Pre-Closing Covenants; Ordinary Conduct. From and after the date of this Agreement and until the earlier of the Closing Date or termination of this Agreement (the “Pre-Closing Period”), except (w) as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (x) to the extent required to comply with Applicable Law (including Applicable Laws related to COVID-19), (y) as set forth on Section 4.1 of the Disclosure Schedule, or (z) as otherwise contemplated by this Agreement and/or the Ancillary Agreements, Holdings shall, and shall cause the Company Group to:
(a)    conduct the Business in the Ordinary Course of Business and in accordance with Applicable Law and Applicable Requirements;
(b)    use commercially reasonable efforts to (A) maintain the Company Group’s corporate or other existence in good standing, (B) preserve its business organization in a commercially reasonable manner, (C) not terminate the Employees without cause, (D) maintain business and accounting records relative to the Business at least as complete and accurate as is consistent with past practice, (E) maintain the Company Group’s assets in good condition and repair, subject to ordinary wear and tear and asset sales in the Ordinary Course of Business, (F) maintain procedures for protection of Company Owned Intellectual Property, and (G) maintain adequate insurance coverages with respect to the Business;
(c)    use its commercially reasonable efforts to maintain all existing state and federal governmental Permits necessary to operate the Business;
(d)    not amend or terminate any Material Contracts other than any expiration by its terms or by Applicable Law;
(e)    not enter into any new Material Contracts other than (i) renewals and/or extensions of vendor contracts and/or lease agreements and (ii) bulk sales of whole Mortgage Loans for which the applicable scheduled delivery date to the applicable Investor occurs prior to the Closing Date, in each case, in the Ordinary Course of Business;
(f)    not hire or terminate (except for cause) any executive corporate officer or Key Employee of the Company Group;
(g)    not sell, transfer, assign, pledge, lease, license or otherwise dispose of or encumber the Company Group’s assets in one transaction or a series of related transactions having a value in excess of $200,000, excluding the sale or financing of Mortgage Loans, REO, or rights to service Mortgage Loans in the Ordinary Course of Business;
(h)    not cancel any debt or waive or compromise any claim or right relating to the Business in one transaction or a series of related transactions, in each case, having a value in excess of $100,000, other than compromising or waiving claims associated with routine borrower litigation and foreclosure processes;
(i)    not make capital expenditures or commitment for capital expenditures in excess of $100,000 that are not accounted for in the 2022 annual budget made available to Buyer;
(j)    not incur, assume or guarantee or otherwise become responsible for any Company Indebtedness in excess of $100,000, excluding any advances made in the Ordinary Course of Business in connection with the warehouse loan and credit agreements and repurchase agreements underlying the existing Warehouse Credit Facilities;
(k)    not terminate, cancel or amend any material insurance coverage with respect to the assets or activities of the Business which is not replaced by an adequate amount of insurance coverage at cost not materially exceeding the cost of the applicable terminated, cancelled, or amended insurance coverage;
(l)    not merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it and (B) enter into any other transaction resulting in a change of control of Holdings or any entity within the Company Group (except for the Contemplated Transactions);
(m)    except as necessary in order to comply with GAAP, Applicable Law or Applicable Requirements, not make any material changes in its policies and practices with respect to underwriting or originating Mortgage Loans or hedging the Pipeline Loans or mortgage servicing rights;
(n)    not make any changes to its accounting methods, practices or policies, except as may be required under Applicable Law or GAAP;
(o)    not settle or consent to the settlement of any Proceeding filed or otherwise instituted against it or related to the Business if such settlement would contain any material adverse relief against the Holdings or the Company Group or would otherwise materially adversely affect Holdings’ or the Company Group’s assets, the Business, or the operation of the Business;
(p)    (A) not issue any Equity Securities, (B) not split, combine or reclassify any of its Equity Securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Securities, and (C) not purchase, redeem or otherwise acquire any of its Equity Securities or sell or transfer any Equity Securities of any of its Subsidiaries;
(q)    not amend the Organizational Documents of Holdings or the Company Group in any respect;
(r)    not make, change or revoke any material Tax election, elect or change a method of accounting for Tax purposes, change its fiscal year, settle or compromise any material liability for Taxes, amend any Tax Return, enter into or pursue any voluntary disclosure agreement or voluntary disclosure program or similar program with a Governmental Entity, file any ruling or request related to Taxes with a Governmental Entity, fail to file any material Tax Return when due (including applicable extensions), surrender any right to claim a Tax refund, or agree to an extension of a statute of limitations for Taxes, in each case, unless required by applicable Tax Law (or as a result of a determination by a Governmental Entity that is final);
(s)    not change an annual accounting period;
(t)    not engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any Member, or to the Knowledge of Holdings, any family member or Affiliate of a Member, or make any payment or distribution to any Member or any family member or Affiliate of any such Person, other than (i) a one-time Tax distribution of cash to the Members in an amount not to exceed Five Million Dollars ($5,000,000) in the aggregate (the amount of such distribution, the “Pre-Closing Distribution”), which distribution shall occur no later than the date as of which Holdings delivers the Estimated Statement pursuant to Section 2.9 and (ii) payments in the Ordinary Course of Business for services as an officer, director or employee of the Company Group;
(u)    except (A) in the Ordinary Course of Business or (B) as may be required by Applicable Law or any Company Benefit Plan in existence and as in effect as of the date hereof, not enter into, establish, adopt, terminate or amend any pension, retirement, incentive equity, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement (including any Company Benefit Plan), or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, corporate officer, employee or other service provider of or to the Company Group or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;
(v)    not, other than in the Ordinary Course of Business, acquire all or any portion of, the assets, business, deposits, properties or Equity Securities of any Person;
(w)    not enter any agreement that would restrict the Company Group’s right to perform under this Agreement or any Ancillary Agreement;
(x)    not enter into any new operating or business line or wind down any existing line of the Business;
(y)    not dissolve, liquidate, effect a recapitalization or reorganization, make an assignment for benefit of creditors or seek protection under any laws for the protection of debtors;
(z)    not create any Subsidiary;
(aa)    except in the Ordinary Course of Business, not grant any increase in salary, hourly wage, cash incentive opportunity or any other compensation with respect to any Employee, officer, director or other service provider;
(bb)    not enter into any Contract obligating Holdings or the Company Group to make any Change of Control Payment; and
(cc)    not agree to do any of the foregoing.
Subject to this Section 4.1, neither Buyer nor Merger Sub shall, directly or indirectly, have the right to control or direct Holdings’ or its Subsidiaries’ operations prior to the Closing Date.
4.2    Cooperation; Approvals and Filings.
(a)    Each of Holdings, Buyer and Merger Sub shall, and Holdings shall cause the Company Group to, use its commercially reasonable efforts to take such actions and do such things reasonably necessary, proper or advisable to consummate the Contemplated Transactions, including obtaining the Transaction Approvals and Filings. Holdings, Buyer and Merger Sub shall, and Holdings shall cause the Company Group to, reasonably cooperate with the other Parties in connection with all actions to be taken in connection with the foregoing.
(b)    Buyer and Merger Sub shall, and Holdings shall cause the Company Group to, keep each of the other Parties reasonably apprised of the status of matters relating to the consummation of the Contemplated Transactions and work cooperatively in connection with obtaining or making, as applicable, all of the Transaction Approvals and Filings, including: (i) cooperating with each other in connection with all of the Required Approvals and Filings; (ii) promptly notifying the other Parties of any communications from or with any Governmental Entity or Agency with respect to the Contemplated Transactions; (iii) using commercially reasonable efforts to respond as soon as reasonable practicable to any request from any Governmental Entity or Agency in connection with proceedings under or relating to Applicable Laws in connection with the Contemplated Transactions; (iv) not agreeing to participate in any scheduled meeting with any

Governmental Entity or Agency unless it consults with the other Parties in advance, and, to the extent permitted by such Governmental Entity or Agency, gives the other Parties the opportunity to attend and participate thereat; and (iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to Applicable Laws in connection with the Contemplated Transactions. Without limiting the generality of the foregoing, the Parties have previously filed with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice the notification and report form required under the HSR Act with respect to the Contemplated Transactions.
(c)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 4.2, subject to applicable legal limitations and redaction where necessary, each Party agrees to (i) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (ii) keep the other apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other with copies of notices or other substantive communications received by such Party from, or given by such Party to, any third party or any Governmental Entity with respect to such Contemplated Transactions, (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any substantive communication to be given by it to any Governmental Entity with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Entity in connection with execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (iv) consult with the other in advance of any scheduled meeting relating to the Contemplated Transactions, either in person or by telephone, with any Governmental Entity, and (v) provide the other Party with a written summary of any unscheduled meetings (whether in person or by telephone) with any Governmental Entity relating to the Contemplated Transactions. Each Party shall use its commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 4.2 in a manner so as to preserve any applicable privilege.
(d)    Notwithstanding the foregoing or anything else in this Agreement to the contrary, but in each case, except as contemplated by this Agreement, Buyer and its Affiliates (including, post-Closing, the Company Group) shall not be required to (i) propose, offer, commit, agree, or consent to (A) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets, businesses, products or product lines of Buyer, any of its Affiliates, or Holdings, (B) terminate, amend, or modify any existing relationships, ventures, contractual rights or liabilities of Buyer, any of its Affiliates, or Holdings, or (C) take or agree to take any action that after the Closing would limit the freedom of Buyer, any of its Affiliates (including, post-Closing, the Company Group), or Holdings with respect to, or its ability to retain or operate, one or more of its or its Affiliates’ (including Holdings’) businesses.
(e)    Holdings and the Company Group shall cooperate with Buyer and use commercially reasonable efforts to obtain written confirmation from the lender under each Warehouse Credit Facility that (or amend the terms of the Warehouse Credit Facility to confirm that), upon Closing, the definition of “Affiliate” and all other substantially similar terms in such Warehouse Credit Facility shall not apply to Buyer.

(f)    Notwithstanding the foregoing or anything else in this Agreement to the contrary, no Party or Affiliate thereof shall have any obligation to offer or pay any consideration (other than customary administrative filing or processing fees or other expenses) in order to obtain any Transaction Approval and Filing.
4.3    Pre-Closing Access; Confidentiality.
(a)    During the Pre-Closing Period, Holdings shall cause the Company Group to give Buyer and its Representatives reasonable access to the Company’s personnel, books and records of the Company Group for the purpose of facilitating the Contemplated Transactions and to furnish to Buyer and its Representatives such other information concerning the Company Group which is reasonably requested, and all such information provided to or received by Buyer and its Representatives shall be subject to the Confidentiality Agreement; provided, however, that any such access shall be granted during normal business hours at mutually agreed-to times, with advance notice to the Member Representative; provided, further, that Buyer, on behalf of itself and its Representatives, agrees that: any such access shall be conducted in such a manner as not to interfere with the normal business operations of the Company Group; provided, further, that Buyer agrees that any contact by Buyer with employees, borrowers or vendors of the Company Group regarding the Contemplated Transactions shall be arranged and supervised by the Member Representative and, without obtaining the prior written consent of Holdings, Buyer shall not, and shall instruct its Representatives not to, contact or engage in any discussions or otherwise communicate with, any employees, borrowers or vendors of the Company Group regarding the Contemplated Transactions except to the extent otherwise approved by the Member Representative.
(b)    Any information provided to or obtained by Buyer or Merger Sub relating to Holdings, the Company Group or any Affiliate thereof shall be held by Buyer or Merger Sub in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof.
4.4    Employee Matters.
(a)    No later than five (5) Business Days following each calendar month-end prior to Closing, Holdings shall deliver to Buyer an updated Employee Census setting forth, (x) for each Employee, the information required to be provided on Section 3.2(q)(i)(a) of the Disclosure Schedule and any additional information that may be reasonably requested in writing by Buyer and (y) for each Employee who is a Loan Officer, the percentage of the Prior Six Months Loan Volume accounted for by such Loan Officer. Prior to or concurrent with the delivery of the first updated Employee Census required by the preceding sentence, Holdings shall provide to Buyer the Prior Six Months Loan Volume. No later than ten (10) Business Days prior to Closing, Buyer shall deliver to each Employee an Offer Letter, Arbitration Agreement and Business Protection Agreement. As of the Closing Date, each Employee who has accepted the Offer Letter and executed the Arbitration Agreement and applicable Business Protection Agreement shall be considered “Transferred Employee”; provided, that the requirement to execute a Business Protection Agreement shall not apply with respect to any Employee for whom Buyer is able to assume, and has chosen to assume, the Company’s interests under any restrictive covenant existing as of the date hereof between the Company and such Employee.
(b)    For the period from the Closing Date through the first (1st) anniversary of the Closing Date, Buyer shall, or shall cause its Affiliates to, (i) provide each Transferred Employee who is not a Key Employee with salary or hourly wage rate and annual cash bonus opportunities that are substantially similar (to the extent permitted by Applicable Law) to the salary or hourly wage rate and annual cash bonus opportunities provided by the Company Group to such Employees immediately prior to the Closing and (ii) provide each Transferred Employee with employee benefits that are substantially similar, taken as a whole, to the employee benefits provided to such Employee immediately prior to the Closing. Buyer shall provide each Key Employee with the salary and monthly cash bonus opportunities set forth on Section 4.4(b) of the Disclosure Schedule and performance-based equity award opportunities on the terms, and subject to the contions, set forth on Exhibit G. Notwithstanding the foregoing, the Parties acknowledge and agree that except as expressly to the contrary provided in a written agreement entered into by Buyer and a Transferred Employee, all such Transferred Employees shall be employees “at will.” For the avoidance of doubt, no Employee or other third party shall be deemed to be a third-party beneficiary of this Agreement, including with regard to this Section 4.4(b).
(c)    Prior to the Closing, Holdings shall provide to Buyer a schedule allocating up to Five Million Dollars ($5,000,000) of Buyer’s restricted stock units among certain Transferred Employees, which restricted stock units shall be granted by Buyer to such Transferred Employees as promptly as practicable following the Closing in accordance with Buyer’s equity granting policy. Buyer shall have the right to approve Holdings’ allocation described in the foregoing sentence, which approval shall not be unreasonably withheld.
(d)    Buyer shall be solely responsible for providing all notices required under the WARN Act (including comparable state, local or other similar laws) and for taking all remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided, with respect to any obligations under the WARN Act (including comparable state, local or other similar laws) arising out of or resulting from any termination of employment of any Employees on or after the Closing Date.
(e)    Nothing contained in this Agreement shall: (i) confer upon any individual any right with respect to continued employment by any of the Parties or their respective Affiliates; (ii) be treated as an amendment of any Employee Benefit Plan of any of the Parties or their respective Affiliates; or (iii) obligate any of the Parties or any of their respective Affiliates to maintain any particular Employee Benefit Plan or retain the employment of any particular Employee.
(f)    The provisions of this Section 4.4 are for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.
4.5    Notice of MAE. During the Pre-Closing Period, Holdings and Buyer agree that each will promptly notify the other of any event, circumstance, change or effect that, individually or in the aggregate, it becomes aware of that has or is reasonably expected to have a Company Material Adverse Effect or Holdings Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
4.6    Loan Loss Reserves. Beginning on the date of this Agreement through the Closing Date, the Company shall not make any changes to the amount of its reserves for Mortgage Loan repurchase, indemnity and make-whole claims (the “Reserves”), other than such changes as are consistent with GAAP and in the Ordinary Course of Business.
4.7    Preservation of Records. Buyer and Merger Sub agree that each of them shall, and shall cause the Surviving Company and its Subsidiaries to, preserve and keep the records held by them or their Affiliates relating to the business of Holdings and the Company for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the Member Representative and the Members as may be reasonably required by such Person in connection with, among other things, any insurance claims by, Proceedings or Tax audits against or governmental investigations of the Member Representative or the Members or any of their Affiliates or in order to enable the Member Representative or the Members to comply with their respective obligations under this Agreement and each other Ancillary Agreement.
4.8    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties shall, and Holdings shall cause the Company Group to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the Contemplated Transactions at the earliest practicable date (including actions necessary to prevent the entry of any injunction or other Order and to appeal as promptly as possible any such injunction or other Order that may be entered in connection with the Contemplated Transactions).
4.9    No Solicitation.
(a)    During the Pre-Closing Period, Holdings shall, and shall cause the Company Group to, immediately cease and cause to be terminated any activities, discussions or negotiations commenced prior to the date of this Agreement with any parties other than Buyer and its Affiliates with respect to a merger of Holdings or the Company Group or the sale of any Equity Securities of Holdings or the Company Group or any material portion of the Company Group’s assets and, prior to the Closing Date or termination of this Agreement, shall not initiate or engage in any activities, discussions or negotiations after the date hereof with any third party regarding the foregoing.
4.10    [Reserved.]
4.11    Notice of Pre-Closing Distribution. No later than thirty (30) days prior to Closing, Holdings shall notify Buyer of the amount of the Pre-Closing Distribution.
4.12    Updated Loan Tape. No later than two (2) Business Days prior to the Closing Date, Holdings shall deliver to Buyer an updated Tape as of the most recent practicable date (“Updated Tape”).
4.13    Cooperation with Buyer Financing Matters.

(a)     Prior to the Closing Date, to the extent permitted by Applicable Law, Holdings shall, and shall cause the Company Group and each of its and the Company Group’s respective officers and employees, to use commercially reasonable efforts to, provide to Buyer and its Affiliates, at Buyer’s sole expense, all cooperation as may be reasonably requested in writing by Buyer that is necessary in connection with one or more equity or debt offerings that Buyer and its Affiliates may pursue prior to the Closing Date (any such transaction to be referred to herein as a “Financing”), including, without limitation, in the event such action is customary in connection with the applicable Financing, using commercially reasonable efforts to: (a) cooperate with customary marketing efforts relating to such Financing, including assisting in the preparation of customary confidential information memoranda, private placement memoranda, lender presentations, prospectuses, offering memoranda and other customary offering documents and marketing materials; (b) assist in the preparation of rating agency presentations and participate in a reasonable number of meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt and equity investors, in each case, by audio or videoconference at such times as coordinated reasonably in advance thereof at mutually agreed times; (c) deliver documentation and other information reasonably requested by sources of such Financing as promptly as reasonably practicable with respect to (i) applicable “know-your-customer,” FINCEN and anti-money laundering rules and regulations, including the U.S. PATRIOT Act and (ii) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act, in each case, to the extent such information is required pursuant to the applicable Financing and requested in writing at least ten (10) Business Days prior to the Closing Date; (d) deliver as promptly as reasonably practicable all financial information and other diligence materials related to Holdings or the Company Group that is customary or reasonably necessary for the completion of such Financing; (e) direct Holdings’ and the Company Group’s independent auditors to cooperate with any Financing that is a securities offering consistent with their customary practice, including (A) providing all historical financial statements, financial data and other information regarding Holdings and the Company Group to the extent customary or reasonably necessary for the completion of the Financing, including, if applicable, of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of Buyer and (B) requesting Holdings’ or the Company Group’s independent accountants to (i) prepare and deliver customary comfort letters (it being understood that such customary comfort letters shall include a SAS 100 review of any interim financial statements and “negative assurance” comfort covering any “stub” period) if customary for such Financing, in connection with any Financing to the applicable underwriters, arrangers, initial purchasers or placement agents thereof in each case, on customary terms and consistent with the customary practice of such independent accountants and (ii) provide consent to use of their reports in materials relating to such Financing, including filings with the United States Securities and Exchange Commission that include or incorporate the Company Group’s financial statements and their reports thereon in accordance with normal customary practice; (f) assist with the preparation of pro forma financial information and pro forma financial statements solely with respect to Holdings and the Company Group to the extent customary or reasonably necessary for the completion of the Financing, including, if applicable, of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of Buyer and for Buyer’s preparation of pro forma financial statements; (g) assist in the preparation of customary projections, estimates and other forward looking financial information regarding the future performance of Holdings and the Company Group to the extent customary or reasonably necessary for the completion of the Financing; and (h) execute and deliver such definitive financing documents, including certificates, credit agreements, note purchase agreements, dealer manager agreements, solicitation agent agreements, authorization letters, guarantees, schedules and other documents, as may be reasonably necessary to facilitate such Financing, in each case in form and substance reasonably satisfactory to the party executing such document.
(b)    Notwithstanding any other provision of this Agreement to the contrary, none of Holdings, the Company Group or their respective Representatives shall be required to provide any such assistance or cooperation which Holdings reasonably believes would (i) require Holdings, the Company Group or any of its Affiliates or Representatives to pay any commitment or other similar fee or incur any other liability or obligation in connection with the arrangement of a Financing prior to the Closing Date, (ii) result in a breach or violation of any confidentiality arrangement or material agreement or the loss of any legal or other privilege, right or benefit, (iii) cause any representation or warranty in this Agreement to be breached or any condition to Closing set forth in Article VI to not be satisfied, (iv) cause any director, manager, officer, employee or stockholder of Holdings or the Company Group to incur any personal liability, (v) require the directors or managers of Holdings or the Company Group, acting in such capacity, to authorize or adopt any resolutions approving any of the definitive documentation for a Financing (unless such director or manager will serve in such capacity following the Closing), (vi) provide access to or disclose any information that Holdings or the Company Group determines would jeopardize any attorney-client privilege or (vii) take any action that would reasonably be expected to conflict with or violate this Agreement, the certificate of incorporation, bylaws or similar governing document of Holdings or the Company Group, any Applicable Laws or any Contracts to which Holdings or the Company Group is a party or by which any of their respective assets or properties are bound. All such assistance referred to in this Section 4.13 shall be at Buyer’s written request with reasonable prior notice and at Buyer’s sole cost and expense, and Buyer shall promptly reimburse Holdings for all costs and expenses (including attorneys’ fees) reasonably and properly incurred by them in connection with such assistance. Buyer shall indemnify, defend and hold harmless Holdings, the Company Group and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with any Financing or any assistance or activities provided in connection therewith, including the performance of their obligations under this Section 4.13. The completion of any such Financing shall not be a condition in any respect to the obligation of Buyer to close the Contemplated Transactions.
(c)    Notwithstanding any other provision set forth herein or in any other agreement between Holdings or the Company Group, on the one hand, and Buyer, on the other hand, the Parties agree that Buyer may share with the sources of such Financing customary projections and other confidential information with respect to Holdings and the Company Group with potential sources of the Financing in connection with any marketing efforts in connection with the Financing.
4.14    Post-Closing Covenants.
(a)    Further Action. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or any Ancillary Agreement, each of the Parties will take such further action as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VII below).
(b)    Confidentiality. The terms and provisions of the Confidentiality Agreement shall survive the Closing, except that the restrictions on the use or disclosure by Buyer, its Affiliates or Representatives of confidential information regarding Holdings, the Company, or the Business shall terminate as of the Closing and be of no further force and effect.
(c)    Delivery of Dataroom File. As promptly as possible following the date hereof, but in no event later than ten (10) Business Days following the date hereof, the Member Representative shall deliver to Buyer an electronic storage device containing all of the data files in the Dataroom as of the date hereof.
4.15    D&O Indemnification.
(a)    For a period of six (6) years following the Effective Time, the Surviving Company and its Subsidiaries shall indemnify, defend and hold harmless (solely to the extent permitted by the Organizational Documents of each such entity as in effect as of the date hereof and which shall not be changed after the date hereof), each of the stockholders, members, managers, directors, officers and controlling Persons of Holdings and Company Group (each of them acting in such capacity at or prior to the Effective Time and in each case to the extent permitted by the Organizational Documents of each such entity as in effect as of the date hereof) against all Losses with respect to all acts and omissions by them, or arising out of any violations or alleged violations of fiduciary duties of care or loyalty or other fiduciary duties to Holdings and the Company Group, as the case may be, in their capacities as stockholders, members, managers, directors, officers or controlling Persons of Holdings and the Company Group, as the case may be, occurring at or prior to the Effective Time. Buyer agrees that all rights of such Persons to indemnification for acts or omissions occurring at or prior to the Effective Time as provided in the respective Organizational Documents of Holdings and the Company Group as now in effect shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the Effective Time.
(b)    Prior to the Effective Time, Holdings shall obtain a directors’ and officers’ liability “tail” or “runoff” insurance program (the “D&O Tail”) covering for a period of six (6) years after the Closing Date the Persons who are, as of and prior to the Closing, covered by Holdings’ and the Company Group’s officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to and at the Effective Time, on terms which are no less favorable to such Persons than the terms of such current insurance in effect for Holdings and the Company Group prior to the Closing. The costs and fees of the D&O Tail shall be a Transaction Expense.
(c)    In the event Buyer, the Surviving Company or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Buyer shall, and shall cause the Surviving Company and its Subsidiaries to, ensure that proper provisions shall be made so that the successors and assigns of the Surviving Company or its Subsidiaries (as applicable) assume the obligations set forth in this Section 4.15.
(d)    The provisions of this Section 4.15 are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification, his or her heirs and his or her representatives.
4.16    Preparation of Audited Financial Statements. From the date of this Agreement until the Closing Date, Holdings shall, and shall cause the Company to, (a) use commercially reasonable efforts to cause the audited balance sheets, statements of income, Members’ capital, and cash flows as of and for the fiscal year ended December 31, 2021, in each case prepared in accordance with GAAP (the “2021 Audited Company Financial Statements”), to be prepared as promptly as reasonably practicable, such that Buyer will be able to comply with its filing obligations under the Exchange Act with respect to the 2021 Audited Company Financial Statements and (b) cause the Company’s external auditors to furnish any consents required under the Securities Act with respect to the 2021 Audited Company Financial Statements and the Financial Statements, in connection with Buyer’s filings with the Securities Exchange Commission.
4.17    Member Questionnaire. Holdings shall use its commercially reasonable efforts to cause each Member to deliver to Holdings and Buyer, as soon as reasonably practicable but in any event no later than ninety (90) days following the date hereof, a duly completed and executed questionnaire (“Member Questionnaire”) dated as of Closing Date certifying such Member’s status as an Accredited Investor as defined in the Member Questionnaire.
4.18    Pre-Closing Covenants. Holdings shall, and shall cause the Company to, perform the covenants set forth on Section 4.18 of the Disclosure Schedules.
4.19    Special Severance Arrangements. As of the Closing, Buyer shall, or shall cause Holdings or the Company to, enter into severance agreements with the individuals set forth on Section 4.19 of the Disclosure Schedules on the terms and subject to the conditions set forth on Section 4.19 of the Disclosure Schedules and such other terms and conditions as may be mutually agreed to by Buyer and the applicable parties thereto.
ARTICLE V
CERTAIN TAX MATTERS
5.1    Tax Treatment. The Parties agree to treat the Merger consistently with Revenue Ruling 99-6, Situation 2, and accordingly, Buyer shall be treated for Tax purposes as acquiring a proportionate, undivided interest in the assets of Holdings from each Member, and the Members shall be treated as selling partnership interests. The Parties shall prepare and timely file all relevant Tax Returns on a basis consistent with the foregoing and take no inconsistent position on any Tax Return, in any audit or similar proceeding relating to Taxes before any Governmental Entity or otherwise, except to the extent required by Applicable Law.
5.2    Holdings or Company Partnership Adjustment. In the event Holdings or the Company is subject to a final partnership adjustment for any Pre-Closing Tax Period, such adjustment shall be taken into account by the former partners of Holdings or the Company, as applicable, pursuant to Section 6241(7) of the Code and, to the extent Section 6241(7) were deemed not to be applicable, Holdings or the Company, as applicable, shall, to the extent Holdings or the Company, as applicable, has not elected out of the provisions of The Bipartisan Budget Act of 2015 (Public Law No. 114-74) for such Pre-Closing Tax Period, make or cause to be made an election under Section 6226 of the Code with respect to such adjustment, and the Parties shall take any other action such as filings, disclosures and notifications, necessary to effectuate such election.
5.3    Purchase Price Allocation. The Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes shall be allocated among the assets and properties of Holdings in accordance with, as applicable, Sections 1060 and 751 of the Code and the Treasury Regulations promulgated thereunder and Annex IV hereto. Buyer shall prepare and deliver to the Member Representative an allocation schedule that is consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and Annex IV hereto within ninety (90) days following the Closing (the “Allocation”). The Member Representative may dispute any amounts reflected on the Allocation by providing notice to Buyer of the disputed items and setting forth the Member Representative’s proposed allocation of the Purchase Price and other relevant amounts. In such case, the Member Representative and Buyer agree to consult with each other in good faith to explore whether a mutually satisfactory solution to the disputed matters, if any, can be reached. In the event the Member Representative and Buyer are unable to reach a mutually satisfactory solution to the disputed matters, the Member Representative and Buyer may either (a) upon the consent of both Parties, cause the Independent Accounting Firm to resolve any remaining disputes or (b) each prepare its own allocation pursuant to Section 1060 of the Code and the Treasury Regulations promulgated thereunder and Annex IV hereto and file any applicable Tax Return (including IRS Forms 8308 and 8594, as applicable) in accordance with its allocation. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by the Members, on the one hand, and Buyer, on the other hand. An allocation of the Purchase Price (and other relevant amounts), prepared by Buyer if not disputed by the Member Representative, as adjusted pursuant to any agreement between the Member Representative and Buyer, or as determined by the Independent Accounting Firm in accordance with this Section 5.3, shall be conclusive and binding on the Parties absent manifest error. The allocation of the Purchase Price (and other relevant amounts) shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchase Price, any liabilities assumed, and any other amounts treated as consideration for U.S. federal income Tax purposes. The Parties agree (and agree to cause their respective Affiliates) to prepare and file all relevant federal, state, local and foreign Tax Returns (including IRS Forms 8308 and 8594, as applicable) in accordance with this Section 5.3, and shall not take any position inconsistent with such allocation on any Tax Return or in any Tax proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state, local or non-U.S. law). In the event that the Allocation is disputed by any Governmental Entity, the Party receiving notice of such dispute shall use commercially reasonable efforts to promptly notify the other Parties in writing of such notice and resolution of the dispute.
5.4    Straddle Periods. For purposes of this Agreement, if the Closing occurs, any Tax of Holdings or the Company Group that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Closing Date through and including the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the date immediately after the Closing Date to the end of the Straddle

Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.4. The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date, and (b) in the case of any other Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. For purposes of applying the foregoing, any item determined on an annual or periodic basis for income Tax purposes shall be allocated to the Pre-Closing Straddle Period based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period. For the avoidance of doubt, (i) any compensation expense deduction that is a Transaction Expense and results from, or is attributable to, the Contemplated Transactions shall be deemed to occur on the Closing Date such that such compensation expense deduction shall be utilized in the computation of Taxes in respect of the Pre-Closing Tax Period (or otherwise shall inure to the benefit of the Members), and (ii) all Transaction Expense deductions shall be taken into account in the Pre-Closing Tax Period to the extent permitted by Applicable Law and applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees.”
5.5    Tax Sharing Agreements. All Tax Sharing Agreements, if any, to which Holdings, the Company or any of their Subsidiaries is a party shall terminate as of the Effective Time, so that after such time such entities will have no further rights or obligations thereunder or in respect thereof.
5.6    Pre-Closing Tax Period Tax Returns. The Members shall prepare and timely file, or cause to be prepared and timely filed, (i) all Tax Returns of Holdings, the Company or any of their Subsidiaries due on or prior to the Closing Date and (ii) all income Tax Returns of Holdings, the Company or any of their Subsidiaries relating exclusively to any Pre-Closing Tax Period. All such Tax Returns shall be prepared in accordance with past practice (except to the extent otherwise required by Applicable Law). The Member Representative shall (i) deliver a copy of any such Tax Returns to the Buyer for review and comment not less than twenty (20) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) and (ii) consider in good faith any changes reasonably requested by Buyer within ten (10) Business Days after delivery of such Tax Return to the Buyer. Buyer shall cause Holdings, the Company or any of their Subsidiaries, as applicable, to sign and timely file any such Tax Returns prepared pursuant to this Section 5.6 that are due after the Closing Date.
5.7    Other Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of Holdings, the Company or any of their Subsidiaries other than those Tax Returns that are described in Section 5.6, provided that, with respect to any such Tax Returns that relate to a Pre-Closing Tax Period or a Straddle Period or to the extent any Member may reasonably be expected to be liable pursuant to this Agreement with respect to the Taxes relating to such Tax Return, (i) the Tax Return shall be prepared in accordance with past practice (except to the extent otherwise required by Applicable Law), (ii) Buyer shall deliver a copy of any such Tax Return to the Member Representative for review and comment not less than twenty (20)

Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions), and (iii) Buyer shall consider in good faith any changes reasonably requested by the Member Representative within ten (10) Business Days after delivery of such Tax Return to the Member Representative. Buyer and the Member Representative shall cooperate in good faith to resolve any disagreements with respect to such Tax Returns; provided, that if the Member Representative and Buyer are unable to resolve any disagreements with respect to such Tax Returns within five (5) Business Days after the Member Representative delivers comments to such Tax Returns to Buyer, (A) either the Member Representative or Buyer may submit the resolution of such disputed items to the Independent Accounting Firm, and (B) Buyer shall timely file such Tax Returns as prepared by Buyer and including any agreed changes reasonably requested by the Member Representative, to be amended as necessary to reflect the resolution by the Independent Accounting Firm of such disputed items.
5.8    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) arising from the Contemplated Transactions (“Transfer Taxes”) will be borne equally by Buyer, on the one hand, and the Members, on the other hand. The Party responsible under Applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Parties. Each Member, Holdings, the Company and Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
5.9    Cooperation. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on Holdings, the Company or any of their Subsidiaries, Buyer, Holdings, and the Company Group, on the one hand, and the Members and their respective Affiliates, on the other hand, shall cooperate with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing authorities as to the imposition of Taxes; provided, that Buyer shall not be required to provide to Members any consolidated, combined or unitary group Tax Return or portion thereof (including any work papers or related documentation) of Buyer or its Affiliates.
5.10    Controversies.
(a)    Following the Closing, if a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim with respect to Holdings, the Company or any of their Subsidiaries (a “Tax Matter”) shall be received by any Member, Buyer, Holdings, the Company or any of their Subsidiaries (a “Notified Party”) from the IRS or any other taxing authority, with respect to Taxes for which another party may reasonably be expected to be liable pursuant to this Agreement, the Notified Party shall promptly notify such other party in writing of such Tax Matter.
(b)    The Member Representative shall have the right to control any Tax Matter to the extent that the Tax Matter relates exclusively to a Pre-Closing Tax Period, and to employ counsel of their choice at their expense; provided, however, that (i) the Member Representative shall keep Buyer reasonably informed as to the status of the Tax Matter (including by providing copies of all notices received from the relevant taxing authority) and Buyer shall have the right to review and comment on any correspondence from the Member Representative to the taxing authority prior to submission of such correspondence to the taxing authority and otherwise to participate (at Buyer’s own expense) in the conduct of such Tax Matter, and (ii) to the extent settlement or compromise of a Tax Matter is reasonably expected to increase the Tax liability or decrease a Tax attribute of Buyer or one of its affiliates (including the Company), or otherwise prejudice their legal position, the Member Representative shall not settle or compromise such Tax Matter or forego any appeal with respect thereto without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Member Representative does not assume the defense of any such Tax Matter, Buyer may defend the Tax Matter in such manner as it may deem appropriate; provided, however, that the Member Representative shall have the right to review and comment on any correspondence from the Buyer to the taxing authority prior to submission of such correspondence to the taxing authority and otherwise to participate in any such Tax Matter (at the Member Representative’s expense) and Buyer may not settle or compromise such Tax Matter or forego any appeal with respect thereto without the Member Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent of any inconsistency between this Section 5.10(b) and Section 7.4 or Section 7.5, this Section 5.10(b) shall control.
(c)    Buyer shall have the right to control any Tax Matter (other than as set forth in Section 5.10(b)) and to employ counsel of its choice; provided, however, that, to the extent any Member may reasonably be expected to be liable pursuant to this Agreement with respect to the Taxes relating to such Tax Matter, (i) Buyer shall keep the Member Representative reasonably informed as to the status of the Tax Matter (including by providing copies of all notices received from the relevant taxing authority) and the Member Representative shall have the right to review and comment on any correspondence from the Buyer to the taxing authority prior to submission of such correspondence to the taxing authority and otherwise to participate (at Members’ own expense) in the conduct of such Tax Matter, and (ii) the Buyer shall not settle or compromise such Tax Matter or forego any appeal with respect thereto without Member Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
5.11    Buyer Tax Covenants. Except to the extent required by Applicable Law (as determined in the good faith agreement of Buyer and the Member Representative, provided that if no agreement can be reached, as determined by the Independent Accounting Firm) or with the prior written consent of the Member Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Buyer nor Holdings, the Company or any of their Subsidiaries (or any Affiliate thereof) shall (i) make, or cause to be made, any Tax election in respect of Holdings, the Company or any of their Subsidiaries that covers, relates to, impacts, or includes any Pre-Closing Tax Period, or (ii) file or amend, or cause to be filed or amended, any Tax Return (including entering into or pursuing any voluntary disclosure agreement or voluntary disclosure program or similar program with a Governmental Entity) of Holdings, the Company or any of their Subsidiaries for any Pre-Closing Tax Period, in each case to the extent such action may reasonably be expected to result in a liability to a Member pursuant to this Agreement.

5.12    Tax Refunds. Buyer shall promptly pay to the Member Representative (for the account of the Members) any Tax refunds, Tax credits, or Tax benefits (to the extent such Tax credit or Tax benefit results in a cash Tax benefit to the Buyer or the Company) of Buyer, Holdings, the Company or any of their Subsidiaries attributable to the operations, activities, or assets of Holdings, the Company, or any of their Subsidiaries in a Pre-Closing Tax Period. Any such payment to the Member Representative shall be net of any Tax liability actually incurred by Buyer or the Company by reason of the receipt or accrual of such Tax refund, Tax credit, or Tax benefit and reasonable, out-of-pocket expenses incurred in respect of the receipt or accrual of such Tax refunds, Tax credits, or Tax benefits.
ARTICLE VI
CONDITIONS TO CLOSING
6.1    Conditions of All Parties. The respective obligations of the Parties to consummate the Contemplated Transactions are subject to the satisfaction or waiver by Buyer and the Member Representative, as applicable, at or prior to the Closing of the following conditions:
(a)    No Injunction or Restraint. There shall not be in effect any temporary or permanent restraining order, decree, ruling or injunction or other Order of a court or other Agency or Governmental Entity of competent jurisdiction directing that the Contemplated Transactions not be consummated, or making such consummation unlawful, or otherwise materially limiting or restricting ownership or operation of the Business or any material assets held by Holdings or the Company Group following the Closing;
(b)    No Action. No Proceeding shall be pending or threatened in writing wherein an unfavorable Order would reasonably be expected to prevent the carrying out of this Agreement, any Ancillary Document, or any of the Contemplated Transactions, declare unlawful the Contemplated Transactions or cause such transactions to be rescinded; provided, that this clause (c) shall not be invoked in the event of Proceedings commenced by a Party against one or more other Parties;
6.2    Conditions of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the Contemplated Transactions shall be subject to the fulfillment or waiver in writing by the Buyer of, at or prior to the Closing, the following conditions:
(a)    Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties contained in Sections 3.1(a) (except the penultimate sentence), 3.1(b), 3.1(d), 3.1(e), 3.1(f), 3.2(a) (except the penultimate sentence), 3.2(b), 3.2(d) and 3.2(k) of this Agreement (collectively, the “Holdings Fundamental Representations”) and the representations and warranties of the Members set forth in the Share Issuance and Acquisition Agreement delivered by the Members who executed the Written Consent will be true and correct in all respects (except, solely with respect to Section 3.1(b), in respect of any rounding errors that are de minimis in nature) as if made on the Closing Date. The representations and warranties contained in Sections 3.1 and 3.2 (other than the Holdings Fundamental Representations) shall be true and correct in all material respects (without giving effect to any materiality qualifier applicable to such representation or warranty), in each case as if made on and as of the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct in all material respects as of such date), except (in all cases) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute or would not reasonably be expected to constitute, a Company Material Adverse Effect or a Holdings Material Adverse Effect. Holdings shall have performed in all material respects all of the obligations and complied in all material respects with all of their respective covenants, agreements and conditions set forth in this Agreement or any other Ancillary Agreement and required to be performed or complied with by Holdings at or prior to the Effective Time.
(b)    Required Approvals and Filings. The Required Approvals and Filings shall have been obtained or made, as applicable, without the imposition of any Burdensome Condition.
(c)    Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect.
(d)    Deliverables. Holdings shall have delivered or caused to be delivered to Buyer each of the following:
(i)    the Certificate of Merger, duly executed by Holdings;
(ii)    a certificate, dated as of the Closing Date and signed by a duly authorized officer of Holdings, certifying that each of the conditions set forth in Section 6.2(a) have been satisfied;
(iii)    a certificate, duly executed by the chief executive officer of Holdings, certifying as to an attached accurate and complete copy of (x) its Organizational Documents and the Organizational Documents of the Company and (y) the Required Member Approval and the resolutions adopted by the board of managers of Holdings authorizing Holdings’ execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect;
(iv)    a good standing certificates pertaining to Holdings from the Secretary of State of Delaware and pertaining to the Company from the California Secretary of State, and from all other States in which Holdings or the Company is registered as a foreign corporation, as identified in Section 6.2(d)(iv) of the Disclosure Schedule, each dated no earlier than thirty (30) days before the Closing Date;
(v)    the Escrow Agreement, duly executed by the Escrow Agent and the Member Representative;
(vi)    the Disbursing Agent Agreement, duly executed by Holdings, Member Representative and the Disbursing Agent;
(vii)    Restrictive Covenants Agreements, duly executed by Holdings and the Company, on the one hand, and each Key Member, on the other hand; and
(viii)    the 2021 Audited Company Financial Statements.

(e)    Holdings shall have delivered evidence reasonably satisfactory to Buyer (including by means of the information required to be provided pursuant to Section 4.4(a)) that (i) each of the Key Employees, (ii) individual Loan Officers who, in the aggregate, account for at least eighty-five percent (85%) of the Mortgage Loan origination volume of the Company during the six (6)-month period immediately prior to the date of this Agreement (such Mortgage Loan origination volume, the “Prior Six Months Loan Volume”) and (iii) at least eighty percent (80%) of the Employees employed by the Company Group as of date hereof (as reflected on the Employee Census set forth on Section 3.2(q)(i)(a) of the Disclosure Schedule) (A) shall continue to be employed by the Company as of Closing, (B) shall not have informed the Company or the Member Representative of any intent to resign or otherwise terminate his or her employment with the Company, (C) shall have each signed an offer letter on Buyer’s customary form with respect to such Employee’s continued employment with the Company Group after Closing (an “Offer Letter”) and (D) shall have each signed Buyer’s customary arbitration agreement (the “Arbitration Agreement”) and the applicable business protection agreements on Buyer’s customary forms (each, a “Business Protection Agreement”) for (i) each Employee serving in a position that is “Director+” or higher, and (ii) each Employee serving in a position that is lower than “Director+”; provided, that clause (D) shall not apply with respect to any Employee for whom Buyer is able to assume, and has chosen to assume, the Company’s interests under any restrictive covenant existing as of the date hereof between the Company and such Employee.
6.3    Conditions of Holdings. The obligations of Holdings to consummate the Contemplated Transactions shall be subject to the fulfillment or waiver in writing by Holdings of, at or prior to the Closing, the following conditions:
(a)    Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties contained in Sections 3.3(a), 3.3(b), 3.3(d), 3.4(a), 3.4(b), and 3.4(d) (collectively, the “Buyer Fundamental Representations”) will be true and correct in all respects as if made on the Closing Date. The representations and warranties contained in Sections 3.3 and 3.4 (other than the Buyer Fundamental Representations) shall be true and correct in all material respects (without giving effect to any materiality qualifier applicable to such representation or warranty), in each case as if made on and as of the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct in all material respects as of such date), except (in all cases) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute, or would not reasonably expected to constitute, a Buyer, Material Adverse Effect or a Merger Sub Material Adverse Effect. Buyer and Merger Sub shall have performed in all material respects all of the obligations and complied in all material respects with all of their respective covenants, agreements and conditions set forth in this Agreement or any other Ancillary Agreement and required to be performed or complied with by Buyer and Merger Sub at or prior to the Effective Time.
(b)    Deliverables. The Buyer or Merger Sub, as applicable, shall have delivered or caused to be delivered to Holdings each of the following:
(i)    a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 6.3(a) have been satisfied;

(ii)    certificates, duly executed by the secretary or assistant secretary of Merger Sub, certifying as to an attached accurate and complete copy of (x) its Organizational Documents and (y) the resolutions adopted by the board of managers or board of directors of Merger Sub authorizing execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, and certifying that all such resolutions are in full force and effect;
(iii)    good standing certificate pertaining to Merger Sub from the Secretary of State of Delaware, dated no earlier than thirty (30) days before the Closing Date.
(iv)    the Certificate of Merger, duly executed by Merger Sub;
(v)    the Escrow Agreement, duly executed by the Buyer;
(vi)    the Disbursing Agent Agreement, duly executed by Buyer; and
(vii)    any and all other agreements, certificates, instruments and documents otherwise required of Buyer under this Agreement.
6.4    Frustration of Closing Conditions. None of the Buyer, Merger Sub or Holdings may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement.
ARTICLE VII
INDEMNIFICATION
7.1    Survival. The representations and warranties in this Agreement shall survive the Closing Date for a period of eighteen (18) months; provided, however, that (a) the representations and warranties set forth in Section 3.2(k) (Tax Matters) shall survive the Closing Date for of period of sixty (60) days following the applicable statute of limitations, (b) the Holdings Fundamental Representations (other than Section 3.2(k) (Tax Matters)) shall survive the Closing Date for a period of six (6) years and (c) the representations and warranties set forth in Section 3.2(h) (Legal Compliance), Section 3.2(i) (Permits) and Section 3.2(v) (Company Loans), shall survive the Closing Date for a period of thirty (30) months; provided, further, that the Parties acknowledge and agree that any claim for recovery with respect to any breach of a representation or warranty that is made in writing prior to the expiration of its respective survival period will survive until the final resolution thereof. Any covenant or agreement contained in this Agreement or the Ancillary Agreements that by its terms is to be performed (in whole or in part) on or after the Closing shall survive in accordance with its terms. Any claim for indemnification pursuant to Sections 7.2(a)(iii) or (v) must be made by the applicable Buyer Indemnitees prior to the date that is the thirty (30) month anniversary of the Closing Date. Notwithstanding anything herein to the contrary, the right of the Buyer Indemnities to recovery under this Article VII in respect of breaches of representations and warranties or covenants arising from Fraud shall survive the Closing Date indefinitely, subject to the applicable statute of limitations.

7.2    Recovery of the Buyer Indemnitees.
(a)    From and after the Effective Time and subject to the terms and conditions of this Article VII, the Buyer Indemnitees shall be entitled to indemnification from and against all Losses that any Buyer Indemnitee suffers or incurs that results from or arises out of: (i) any breach or inaccuracy of any representation and warranties set forth in this Agreement in Sections 3.1 and 3.2, (ii) Indemnified Taxes, (iii) all Undisclosed Repurchase Obligations for which the amount of Losses, in the aggregate, exceeds the Pre-Closing Reserves, (iv) any breach of a covenant under this Agreement by the Member Representative at any time or Holdings or the Company prior to the Effective Time and (v) the Designated Matters.
(b)    Subject to Sections 7.2(c) and Section 7.2(d),
(i)    any Losses recovered pursuant to Sections 7.2(a)(i), (iii) or (v) shall be recovered solely from the Indemnity Holdback Amount and from no other source, including the Members, other than with respect to breach of a Holdings Fundamental Representation; and
(ii)    any Losses recovered pursuant to Section 7.2(a)(i) with respect to breach of a Holdings Fundamental Representation or otherwise recovered pursuant to Sections 7.2(a)(ii) and (iv) may, at Buyer’s option, be recovered first from the Indemnity Holdback Amount, until exhausted, or otherwise directly from the Members, severally and not jointly on a pro rata basis in accordance with the Ownership Schedule.
(c)    The Buyer Indemnitees will not be entitled to recovery under Sections 7.2(a)(i), (iii) and (v) for any Losses until the total of such Losses suffered by the Buyer Indemnitees exceeds the Basket, in which event the Buyer Indemnitees will be entitled to indemnification for all such Losses including the amount of the Basket; provided, however, that the Basket shall not apply to any claim (i) resulting from or arising out of a breach of the Holdings Fundamental Representations or (ii) for Fraud. The aggregate amount of Losses for which the Buyer Indemnitees shall be entitled to recovery under Sections 7.2(a)(i), (iii) and (v) shall not exceed the Indemnity Holdback Amount (the “Cap”); provided, however, that the Cap shall not apply to any claim (i) resulting from or arising out of a breach of the Holdings Fundamental Representations or (ii) for Fraud. Notwithstanding anything to the contrary in this Agreement: (x) with respect to the Members that executed the Written Consent, other than in the case of Fraud, the amount required to be indemnified by any such Member under this Article VII shall not exceed the cash portion of the Final Merger Consideration received by such Member pursuant to this Agreement; and (y) with respect to the Members that did not execute the Written Consent, other than in the case of common law fraud by such Member, the amount required to be indemnified by such Member under this Article VII shall not exceed the cash portion of the Final Merger Consideration received by such Member pursuant to this Agreement. In addition, the Buyer Indemnitees will not be entitled to recovery under Sections 7.2(a)(i), (iii) and (v) for any Losses for which the amount of the claim is less than $50,000 (the “De Minimis Amount”); provided, that any claims resulting from or arising out of the same or substantially similar event, circumstance or breach may be aggregated for purposes of satisfying the De Minimis Amount and provided further that the De Mininis Amount shall not apply to any claim (i) resulting from or arising out of a breach of the Holdings Fundamental Representations or (ii) for Fraud. To the extent any of the Members’ indemnification obligations set forth in this Agreement are inconsistent with the requirements set forth in Section 7.13 of the Holdings LLC Agreement, the Members’ indemnification obligations in this Agreement shall be revised to the extent (and only to the extent) required to address such inconsistency.
(d)    For purposes of calculating the amount of a Loss under Section 7.2(b)(iii) with respect to any Mortgage Loan subject to an Undisclosed Repurchase Obligation, such Loss shall be determined as (x) with respect to any repurchased Mortgage Loan that is resold to a third party before the date that is ninety (90) days prior to the Indemnity Holdback Release Date, the amount paid to repurchase such Mortgage Loan and the related mortgage servicing rights from the applicable Investor(s) plus any third-party out of pocket costs or expenses of sale, liquidation or other disposition of such asset minus the amount collected on account of such Mortgage Loan and related mortgage servicing rights upon the sale, liquidation or other disposition of such assets or (y) with respect to any repurchased Mortgage Loan that has not been sold to a third party as of the date that is ninety (90) days prior to the Indemnity Holdback Release Date, the reduction in the value of such Mortgage Loan determined by an independent third party valuation firm mutually agreed upon by Buyer and the Member Representative as of the applicable date of repurchase.
7.3    Indemnification of the Member Indemnitees.
(a)    From and after the Effective Time and subject to the terms and conditions of this Article VII, Buyer and the Surviving Company shall jointly and severally indemnify and hold harmless the Member Indemnitees from and against all Losses that any Member Indemnitee suffers or incurs that results from or arises out of (i) any breach or inaccuracy of the representations and warranties set forth in Sections 3.3 and 3.4 and (ii) any breach of a covenant under this Agreement by Buyer.
(b)    The Member Indemnitees will not be entitled to recovery under Section 7.3(a)(i) for any Losses until the total of such Losses suffered by the Member Indemnitees exceeds the Basket, in which event the Member Indemnitees will be entitled to indemnification for all such Losses including the amount of the Basket; provided, however, that the Basket shall not apply to any claim (i) resulting from or arising out of a breach of the Buyer Fundamental Representations or (ii) for Fraud. The aggregate amount of Losses for which the Member Indemnitees shall be entitled to recovery under Section 7.3(a)(i) shall not exceed the amount of the Cap; provided, however, that the Cap shall not apply to any claim (i) resulting from or arising out of a breach of the Buyer Fundamental Representations or (ii) for Fraud. In addition, the Member Indemnitees will not be entitled to recovery under Section 7.3(a)(i) for any Losses for which the amount of the claim is less than the De Minimis Amount; provided that any claims resulting from or arising out of the same or substantially similar event, circumstance or breach may be aggregated for purposes of satisfying the De Minimis Amount and provided further that the De Mininis Amount shall not apply to any claim (i) resulting from or arising out of a breach of the Buyer Fundamental Representations or (ii) for Fraud.
7.4    Procedures. The following procedures shall apply to all claims for indemnification and reimbursement pursuant to this Article VII, except for Tax matters which shall be governed by Section 5.10 to the extent inconsistent with this Section 7.4 and Section 7.5.

(a)    Notice of Losses Provided by Buyer Indemnitee. Subject to the limitations set forth in this Agreement, if any Buyer Indemnitee believes in good faith that it has a claim to be indemnified for Losses under this Article VII (a “Buyer Claim”), Buyer shall, promptly after it becomes aware of such Buyer Claim but in any event prior to the expiration of the applicable survival period for such Buyer Claim as set forth in Section 7.1, notify the Member Representative and, if applicable, the Escrow Agent of such Buyer Claim by means of a written notice describing the matter in reasonable detail (to the extent known) and setting forth the amount (estimated, if necessary and to the extent feasible) of such Buyer Claim (a “Buyer Claim Notice”). The failure by Buyer to promptly deliver a Buyer Claim Notice under this Section 7.4(a) will not adversely affect the applicable Buyer Indemnitee’s right to recovery or reimbursement except to the extent that the Member Representative or any Member is materially prejudiced thereby.
(b)    Notice of Losses Provided by Member Indemnitee. As soon as is reasonably practicable after a Member Indemnitee obtains knowledge of any matter which has or may result in Losses (a “Member Claim”), the Member Representative shall give written notice of such matter (a “Member Claim Notice”) to Buyer describing the matter in reasonable detail (to the extent known), and setting forth the amount (estimated, if necessary and to the extent feasible) of such Member Claim. No delay in or failure to give a Member Claim Notice by the Member Representative to Holdings pursuant to this Section 7.4(b) will adversely affect any of the other rights or remedies that the Member Representative has under this Agreement, or alter or relieve Buyer or the Surviving Company of its obligation to indemnify the applicable Member Indemnitee except to the extent that they are materially prejudiced thereby.
(c)    No Disputes. If the Party seeking indemnification hereunder (or, in the case of a Member Indemnitee, the Member Representative, on behalf of such Member Indemnitee) (the “Indemnified Party”) delivers a Claim Notice in accordance with the terms in Section 7.4(a) or (b), as applicable, and the Party against whom indemnification may be sought hereunder (the “Indemnifying Party,” which, with respect to a Buyer Claim, shall be deemed to be the Member Representative) does not object to the terms of the Claim as set forth in the applicable Claim Notice, subject to the limitations set forth in this Article VII, the Indemnifying Party, if the Buyer, shall promptly pay to the Indemnified Party the amount set forth in such Claim Notice in accordance with the terms of this Article VII; provided, that if the Indemnifying Party is the Member Representative, Buyer shall recover the amount set forth in such Claim Notice in accordance with the provisions of Sections 7.2(b) and 7.6.
(d)    Disputes. If the Indemnifying Party objects to the terms of the Claim as set forth in the applicable Claim Notice, the Indemnifying Party may dispute the related Claim by delivery of a notice to the Indemnified Party in writing, within thirty (30) days following the Indemnified Party’s delivery of such Claim Notice, that the Indemnifying Party objects to the Claim (or the amount of Losses set forth therein) asserted in such Claim Notice. Thereafter, any disputes not settled by the concerned Parties shall be resolved by a court of competent jurisdiction described in Section 9.8.
7.5    Third-Party Claims.
(a)    In the event of any claim by a third party against any Buyer Indemnitee or Member Indemnitee for which indemnification is available under this Article VII (a “Third-Party

Claim”), the Indemnifying Party will have the right to defend the Third-Party Claim with counsel (at its sole cost and expense) reasonably satisfactory to the Indemnifying Party; provided that the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim.
(b)    Notwithstanding the foregoing, (i) the Indemnified Party shall have the right to independently control and assume the defense of any Third-Party Claim to the extent (A) the Indemnifying Party fails to assume the defense of such Third Party Claim or (B) such Third-Party Claim (1) involves a Proceeding initiated by a Governmental Entity or a Proceeding that involves a material regulatory action or challenges a Permit related to the operation of the business of Buyer or the Surviving Company or its Subsidiaries or (2) involves an injunction or other equitable relief against the Indemnified Party or its Affiliates, and (ii) the Indemnified Party shall have the right to participate jointly with the Indemnifying Party (at the Indemnified Party’s sole cost and expense) in the defense of any Third-Party Claim to the extent such Third-Party Claim (A) is reasonably likely to exceed the remaining balance of the Indemnity Holdback Amount, (B) in the good faith judgment of the Indemnified Party, is likely to result in a conflict of interest between the Indemnified Party and the Indemnifying Party or (C) is likely to establish a custom or practice adverse to the continuing business interests or the reputation of the Buyer or the Surviving Corporation. In the event that the Indemnified Party elects pursuant to clause (ii) to participate jointly with the Indemnifying Party in the defense of a Third-Party Claim, each party shall keep the other party reasonably informed of, and consult with the other party regarding, any material decisions with respect to the defense of the Third-Party Claim.
(c)    No Indemnifying Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of its Affiliates; provided however, that, for the avoidance of doubt and notwithstanding clauses (x), (y), and (z) in the immediately preceding sentence, the Indemnifying Party may not settle or compromise any claim or consent to the entry of any judgment with respect to any matter jointly defended pursuant to Section 7.5(b) without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed.
7.6    Indemnity Holdback.
(a)    On the date that is thirty (30) months following the Closing Date (the “Indemnity Holdback Release Date”), the Member Representative and Buyer shall jointly instruct the Escrow Agent to release to Member Representative, in accordance with the Escrow Agreement, One Hundred percent (100%) of the Indemnity Holdback Amount less the aggregate amount of funds (the “Retained Amount”) for which a good faith Claim from any Buyer Indemnitee has been delivered prior to the Indemnity Holdback Release Date asserting that such

Buyer Indemnitee is entitled to indemnification under this Article VII that has not been resolved. The Escrow Agent shall retain the Retained Amount in the Indemnity Holdback Escrow Account until such time as any pending Buyer Claims are resolved in accordance with this Article VII, and thereafter, the Buyer and Member Representative shall promptly jointly instruct the Escrow Agent to release the applicable portion of the Retained Amount to the Buyer or Member Representative, as the case may be.
(b)    At any time prior to the Indemnity Holdback Release Date that a Buyer Claim is resolved pursuant to this Article VII in favor of a Buyer Indemnitee, the Member Representative and Buyer shall promptly jointly instruct the Escrow Agent to release to such Buyer Indemnitee the amount of Losses pertaining to such resolved Buyer Claim in accordance with the Escrow Agreement.
(c)    The Parties hereby acknowledge and agree that any interest accrued on the Indemnity Holdback Amount shall be distributed to the Members in accordance with the Ownership Schedule.
(d)    For the avoidance of doubt, any release of the Indemnity Holdback Amount, or any portion thereof, shall not in any way reduce, diminish or impair the ability of any Indemnified Party to assert a claim for indemnification thereafter as otherwise expressly permitted or authorized by this Agreement.
7.7    Attorneys’ Fees and Expenses. If any Party to this Agreement shall bring suit against another Party as a result of any alleged breach or failure by the other Party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing Party in such action shall be entitled to receive from the other Party reasonable attorneys’ fees incurred by reason of such action and all costs of suit at both trial and appellate levels.
7.8    Other Indemnification Matters.
(a)    The right to Indemnification for any Losses will not be affected by any investigation conducted by any Party or its Representatives with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. For purposes of determining whether a breach of any representation or warranty of any of the Parties under this Agreement has occurred and determining the dollar amount of Losses attributable to such breach, all qualifications or exceptions in any representation or warranty relating to or referring to Knowledge of Holdings or the terms “material,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded.
(b)    The amount of any Losses subject to Indemnification under Article VII shall be calculated net of any insurance or other proceeds or any indemnity, contribution or similar payment recovered or recoverable by the applicable Buyer Indemnitee for such Losses, net of all reasonable and documented costs of collection, net of any insurance premium increase that results from the assertion of such claim. Each Buyer Indemnitee shall use, and shall cause its Affiliates to use, commercially reasonable efforts (which the Parties agree does not require any Party to commence any Proceeding) to seek recovery under all insurance or other agreements covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. In the event that an insurance or other recovery is actually made by a Buyer Indemnitee with respect to any Losses for which such Buyer Indemnitee has been indemnified hereunder and such insurance or other recovery would result in duplicative recovery by such Buyer Indemnitee, then a refund equal to the aggregate amount of the insurance or other recovery shall be made promptly, but in no event any later than five (5) Business Days from receipt, by such Buyer Indemnitee to the Disbursing Agent (for the benefit of the Members), net of all reasonable and documented costs of collection.
(c)    The Parties agree to treat any recovery or indemnity payments made pursuant to Article V or this Article VII as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required under Applicable Law.
7.9    Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except with respect to (a) Fraud or (b) as contemplated by Section 9.10, the Parties agree that, from and after the Effective Time, the sole and exclusive remedies of the Parties to this Agreement and the Buyer Indemnitees and the Member Indemnitees, respectively, to each other, for any Losses arising out of or based upon the matters set forth in this Agreement (no matter the basis or theory thereof) are the indemnification obligations of the Parties set forth in this Article VII. For the avoidance of doubt, the provisions of this Section 7.9 shall not prevent or limit a cause of action under Section 9.10 to obtain an injunction or injunctions to prevent breaches of this Agreement or the Ancillary Agreements and to enforce specifically the terms and provisions hereof or thereof.
7.10    No Claims. The Buyer Indemnitees shall not have any Claim for Losses under this Agreement to the extent such Claim for Losses was specifically accrued for, or taken into account, in the Closing Statement, as finally determined in accordance with Section 2.9. No Indemnified Party shall be indemnified for the same Loss more than once under this Agreement, even if a Claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty or covenant contained in this Agreement.
7.11    Mitigation. Each Party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, that no Party shall be required to initiate any Proceeding to satisfy such obligation. Each of the Parties shall cooperate with the others with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability.
ARTICLE VIII
TERMINATION
8.1    Termination Rights. This Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Effective Time:
(a)    by mutual written consent of each of Buyer, on the one hand, and the Member Representative, on the other hand;

(b)    by the Member Representative, if Buyer or Merger Sub breaches any of its representations or warranties under this Agreement or any of its representations and warranties herein become untrue or inaccurate or Buyer or Merger Sub fails to comply with any of its covenants or obligations contained herein, in each case such that Section 6.3(a) would not be satisfied, and, in both cases, such failure to comply or breach is not cured (to the extent curable) by Buyer within ten (10) days after delivery of notice thereof by Member Representative; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if, as a result of such breach and notwithstanding the timely cure thereof, one or more conditions to Holdings’ obligations to consummate the Contemplated Transactions would not be satisfied at or prior to the Outside Date; provided, further, that Member Representative shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Holdings is then in breach of its representations or warranties or in default under its covenants or obligations hereunder in a manner that shall have directly contributed to the failure of the Closing;
(c)    by Buyer, if Holdings breaches any of its representations or warranties under this Agreement or any of its representations and warranties herein become untrue or inaccurate or Holdings fails to comply with any of its covenants or obligations contained herein, in each case such that Section 6.2(a) would not be satisfied, and, in both cases, such failure to comply or breach is not cured (to the extent curable) by Holdings within ten (10) days after delivery of notice thereof by Buyer; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if, as a result of such breach and notwithstanding the timely cure thereof, one or more conditions to the Buyer’s or Merger Sub’s obligations to consummate the Contemplated Transactions would not be satisfied at or prior to the Outside Date; provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it or Merger Sub is then in breach of its representations or warranties or in default under its covenants or obligations hereunder in a manner that shall have directly contributed to the failure of the Closing;
(d)    by Buyer, if any Agency or Governmental Entity which must grant a Required Approval and Filing shall have denied such Required Approval and Filing;
(e)    at any time after June 30, 2022 (the “Outside Date”), by either the Member Representative or the Buyer, if the Closing has not occurred, unless the failure to consummate the Closing is the result of a breach of this Agreement by the Party (or Holdings with respect to the Member Representative or Merger Sub with respect to the Buyer) seeking to terminate this Agreement of its representations, warranties or covenants under this Agreement; provided, that Buyer shall have no right to terminate this Agreement pursuant to this Section 8.1(e) during any pending Proceeding pursuant to Section 9.10; provided, further, that if on the Outside Date, all conditions to Closing have been met except for the receipt of any Required Approval and Filing from a Governmental Entity, the Outside Date shall automatically be extended by sixty (60) days without any further action by any other Party or any other Person; or
(f)    by either Buyer or Member Representative if a court of competent jurisdiction shall have issued a final non-appealable Order permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions.

8.2    Effect of Termination. In the event of termination of this Agreement and abandonment of the Contemplated Transactions by a Party pursuant to Section 8.1, written notice thereof shall forthwith be given to all other Parties and this Agreement shall terminate and the Contemplated Transactions shall be abandoned, without further action by any Party. If this Agreement is terminated as provided herein, no Party shall have any liability or further obligation to any other Party except that this Section 8.2, Section 4.3(b) and Article IX (in respect of those provisions that survive termination of this Agreement including Section 9.1) shall survive termination of this Agreement, and the definitions set forth in Article I shall survive any termination of this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any Party of liability for a breach of any provision of this Agreement occurring before such termination.
ARTICLE IX
MISCELLANEOUS
9.1    Press Releases and Public Announcements. Except as set forth in this Section 9.1, the Parties shall not issue any report, statement or press release or otherwise make any other public statement with respect to this Agreement and the Contemplated Transactions without prior consultation with and written approval of the other Parties. Notwithstanding the foregoing, the Parties acknowledge that Buyer shall prepare and file a Form 8-K with the United States Securities and Exchange Commission (i) promptly following the date hereof concerning the Contemplated Transactions and attaching the form of Agreement as an exhibit to such filing (the “Signing Form 8-K”), and (ii) within four (4) Business Days following the Effective Time concerning the consummation of the Contemplated Transactions (the “Closing Form 8-K”); provided, that Buyer shall provide Holdings with a reasonable opportunity to provide input and commentary with respect to the content of the Signing Form 8-K and Closing Form 8-K and any associated press release and Buyer shall consider in good faith any comments made by Holdings thereto.
9.2    No Third-Party Beneficiaries. Except (a) the current and former members, managers, officers, directors and employees of Holdings and the Company pursuant to Section 4.15 and (b) as provided in Article VII with respect to the Buyer Indemnitees and the Member Indemnitees, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
9.3    Entire Agreement. This Agreement (including the exhibits, annexes and other documents referred to herein including the Confidentiality Agreement), the Disclosure Schedule, and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
9.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Member Representative; provided, however, that Buyer may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder; (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Surviving Company, or any of their respective Subsidiaries or Affiliates; or (c) assign its rights under this Agreement to any Person that acquires the Company or any of its assets; provided, that in each of clauses (a), (b) and (c), Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.
9.5    Counterparts. This Agreement may be executed in one or more counterparts (including by means of portable document format), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
9.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
9.7    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing to the addresses set forth below. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient without notice of delivery failure, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
If to Holdings:
Brett McGovern
770 Tamalpais Drive, Ste 207
Corte Madera, CA 94925
Attention: Brett McGovern
E-mail: brett@bayeq.com
With a required copy to:
Thomas F. Cooney
K&L Gates LLP
1601 K Street, N.W.
Washington, DC 20006
E-mail: thomas.cooney@klgates.com
If to the Member Representative:
Brett McGovern
770 Tamalpais Drive, Ste 207
Corte Madera, CA 94925
E-mail: brett@bayeq.com

With a required copy to:
Thomas F. Cooney
K&L Gates LLP
1601 K Street, N.W.
Washington, DC 20006
E-mail: thomas.cooney@klgates.com
If to Buyer or Merger Sub:
Redfin Corporation
1099 Stewart Street
Seattle, WA 98101
Attention: Legal Department
E-mail: legal@redfin.com
With required copy to:
Mayer Brown LLP
1999 K Street, NW
Washington, DC 20006
Attention: Lauren Pryor; Christopher Pochon
E-mail: lpryor@mayerbrown.com; cpochon@mayerbrown.com
9.8    Governing Law; Jurisdiction and Venue.
(a)    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware.
(b)    Except with respect to the resolution of Purchase Price adjustments as set forth in Section 2.9 and Tax Allocation as set forth in Article V, each Party agrees: (a) to submit to the exclusive jurisdiction of the state courts located in the State of Delaware (unless the federal courts have exclusive jurisdiction, in which case the federal courts located in the State of Delaware (the “Specified Courts”)) for any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions); (b) to commence any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions or any Ancillary Agreement only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 9.7 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

9.9    Amendments and Waivers. No amendment, modification or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Member Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
9.10    Injunctive Relief. Each Party hereby agrees that in the event of breach of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each Party shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically such terms and provisions. Each Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. In addition, each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
9.11    Severability. If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the Buyer and the Member Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.
9.12    Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions.
9.13    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. When this Agreement states that a Party has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that such Party has made a correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing by the Buyer and its Representatives in the Dataroom at least five (5) Business Days prior to the date hereof and not removed on or prior to the date hereof.
9.14    Incorporation of Disclosure Schedule. The Disclosure Schedule and other schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
9.15    Schedules. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity.
9.16    Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY ANCILLARY AGREEMENTS.
9.17    Legal Representation. Buyer, Merger Sub and Holdings hereby agree, on their own behalf and on behalf of their directors, managers, stockholders, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (i) K&L Gates LLP (the “Current Counsel”) may represent the Member Representative, the Members, and each of their respective Affiliates (individually and collectively, the “Member Group”), on the one hand, and Holdings and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Contemplated Transactions (such representation, the “Current Representation”), and (ii) the Current Counsel (or any successor) may represent the Member Group or any member of the Member Group, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement (any such representation, the “Post-Closing Representation”) notwithstanding such representation (or any continued representation) of Holdings, and/or the Company, and each of Buyer, Merger Sub and the Member Representative on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Each of Buyer, Merger Sub and Holdings, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Member Group and the Current Counsel made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Ancillary Agreement or the Contemplated Transactions, or any matter relating to any of the foregoing, are privileged communications between the Member Group and the Current Counsel and neither Buyer, Merger Sub, Holdings, nor any Person purporting to act on behalf of or through Buyer, Merger Sub, Holdings or any of the Waiving Parties, will seek to obtain the same by any process.
9.18    Member Representative.
(a)    By virtue of the approval and adoption of this Agreement by the Members pursuant to the delivery of the Written Consent, and without the need for further action by any Member, each of the Members will be deemed to have agreed to irrevocably appoint Mr. Brett McGovern (who, by execution of this Agreement, hereby accepts such appointment) as his, her or its sole and exclusive agent, attorney-in-fact and as Member Representative, for and on behalf of the Members with full power of substitution, to give and receive notices and communications hereunder and to take any and all action permitted or required for the Members or Member Representative under this Agreement, including (i) to execute and deliver on behalf of the Members any amendment, consent or waiver under this Agreement and the Ancillary Agreements, (ii) to assert, and to agree to resolution of, all claims and disputes hereunder or thereunder, including under Section 2.9 and Section 7.4 hereof, (iii) to retain legal counsel and other professional services, at the expense of the Members, in connection with the performance by the Member Representative of this Agreement and the Ancillary Agreements, (iv) to execute and deliver on the Members’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement and the Ancillary Agreements, (v) to make and receive notices and other communications pursuant to this Agreement and the Ancillary Agreements and service of process in any action arising out of or related to this Agreement and the Ancillary Documents, (vi) to negotiate, settle or compromise any action arising out of or related to this Agreement or the Ancillary Agreements or any of the Contemplated Transactions hereunder or thereunder, including to take any action (or determine not to take action) in connection with the defense, prosecution, settlement, compromise or other resolution of any claim for indemnification pursuant to Sections 7.2 and 7.3, and (vii) to do each and every act and exercise all rights that are either (x) necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing or (y) mandated or permitted by the terms of this Agreement or the Ancillary Agreements. For the avoidance of doubt, none of the provisions of this Section 9.18 shall serve to authorize, appoint or empower the Member Representative as the representative or exclusive agent of the Members with respect to his, her or its Letter of Transmittal (or with respect to any rights, obligations or actions to be taken thereunder). The power of attorney granted in this Section 9.18 is coupled with an interest and is irrevocable, may be delegated by the Member Representative and shall survive the death or incapacity of each Member. The Person appointed as Member Representative may be changed by the Members by agreement from time to time. Notwithstanding the foregoing, in the event of a resignation of Member Representative or other vacancy in the position of Member Representative, such vacancy may be filled by a majority vote of the other Members. Neither the removal of, nor the appointment of a successor to, the Member Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Member Representative, which shall continue to be effective and binding on the Members. No bond will be required of Member Representative, and Member Representative will not receive any compensation for his services. Notices or communications to or from Member Representative will constitute notice to or from the Member.
(b)    The Member Representative will not be liable to the Members for any act done or omitted hereunder as Member Representative while acting in good faith and without gross negligence or willful misconduct. The Members (in accordance with the Ownership Schedule) will indemnify Member Representative and hold the Member Representative harmless against any and all losses, costs, or expenses arising out of or in connection with the acceptance or administration of Member Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by Member Representative for such purpose (“Member Representative Expenses”), which may be payable upon a notice given by the Member Representative to the Escrow Agent and Buyer out of the Indemnification Holdback Amount up to $150,000 (the “Member Representative Amount”). Any excess shall be payable by the Members to the Member Representative in accordance with the Ownership Schedule; provided, that in the event that any such Member Representative Expense is finally adjudicated to have arisen from the bad faith, gross negligence or willful misconduct of Member Representative, Member Representative will reimburse the other Members their proportionate amount of such Member Representative Expense attributable to such bad faith, gross negligence or willful misconduct. A decision, act, consent or instruction of Member Representative, including an amendment, extension or waiver of this Agreement, will constitute a decision of the Members and will be final, conclusive and binding upon the Members; and Buyer and Merger Sub may rely upon any such decision, act, consent or instruction of the Member Representative and the Members will indemnify and hold the Buyer Indemnitees harmless in accordance with the Ownership Schedule from any action taken by Buyer and Merger Sub in accordance with instructions given by the Member Representative. The Buyer Indemnitees and Merger Sub are hereby relieved from any liability to any Person for any acts or omissions by them in accordance with such decision, act, consent or instruction of Member Representative or the failure of the Member Representative to act in accordance with this Agreement, including any act or omission by Member Representative with respect to the distribution of moneys to the Members.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

REDFIN CORPORATION

By:	/s/ Chris Nielsen
Name:	Chris Nielsen
Title:	Chief Financial Officer

MERGER SUB:

RUBY MERGER SUB LLC

By:	/s/ Chris Nielsen
Name:	Chris Nielsen
Title:	Authorized Signatory

HOLDINGS:

BE HOLDCO, LLC

By:	/s/ Brett McGovern
Name:	Brett McGovern
Title:	Chief Executive Officer

MEMBER REPRESENTATIVE:

By:	/s/ Brett McGovern
Name:	Brett McGovern